Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EXOR N.V.,

PILLAR LTD.,

PARTNERRE LTD.

AND

SOLELY WITH RESPECT TO SECTIONS 4.01 to 4.05, SECTION 6.13 AND SECTION 9.13, EXOR S.p.A.

Dated as of August 2, 2015

TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 2, 2015, by and among Exor N.V., a Dutch public limited liability company (naamloze vennootschap) (“Parent”), Pillar Ltd., a Bermuda exempted company and a wholly owned subsidiary of Parent (“Merger Sub”), PartnerRe Ltd., a Bermuda exempted company (“PRE” ), and solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13 , EXOR S.p.A., a società per azioni organized under the laws of the Republic of Italy (“Parent Guarantor”). PRE, Parent, Merger Sub, and solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13, Parent Guarantor, are collectively referred to herein as the “parties.”

W I T N E S S E T H:

WHEREAS, the Board of Directors of Parent (the “Parent Board”), the Board of Directors of Merger Sub (the “Merger Sub Board”) and the Board of Directors of PRE (the “PRE Board”) have determined that a business combination between Merger Sub and PRE is in the best interest of their respective companies and accordingly have determined to effect a business combination upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that Merger Sub will merge with and into PRE (the “Merger”) with PRE continuing as the surviving company in the Merger (the “Surviving Company”), upon the terms and subject to the conditions of this Agreement and a statutory merger agreement in a form to be agreed between the parties (the “Statutory Merger Agreement”), and in accordance with the Companies Act 1981 of Bermuda, as amended (the “Companies Act”);

WHEREAS, the Parent Board, the Merger Sub Board and the PRE Board have unanimously: (i) determined that the Merger is advisable and fair to, and in the best interests of, Parent, Merger Sub and PRE, respectively; and (ii) approved and adopted this Agreement, the Statutory Merger Agreement and the Transactions;

WHEREAS, that certain Agreement and Plan of Amalgamation dated as of January 25, 2015 as amended (the “AXIS Agreement”) between AXIS Capital Holdings Limited (“AXIS”) and PRE has been terminated in accordance with its terms prior to the execution and delivery of this Agreement by PRE; and

WHEREAS, in connection with such termination pursuant to an agreement dated as of the date hereof between AXIS and PRE (the “AXIS Termination Agreement”), PRE has agreed to pay to AXIS in cash $315,000,000 (the “AXIS Termination Fee”) in full satisfaction of all of PRE’s remaining obligations under the AXIS Agreement.

NOW, THEREFORE, in consideration of these premises and the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

Article 1
The Merger

Section 1.01.      The Merger; Effective Time. Upon the terms and subject to the conditions set forth in this Agreement and the Statutory Merger Agreement, Merger Sub and PRE will cause an application for registration of the Surviving Company (the “Merger Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under S.108 of the Companies Act on or prior to the Closing Date and will cause the Merger to become effective pursuant to the Companies Act. The Merger shall become effective upon the issuance of a certificate of merger (the “Certificate of Merger”) by the Registrar or such other time as the Certificate of Merger may provide. The parties agree that they will request the Registrar provide in the Certificate of Merger that the Effective Time will be 9:00 a.m., New York City time, on the Closing Date (the “Effective Time”).

Section 1.02.      Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), 1285 Avenue of the Americas, New York, New York, at 11:00 a.m., New York City time, on the date (the “Closing Date”) that is the third Business Day after the day on which the last of those conditions (other than any conditions set forth in Article 7 that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with this Agreement, or at such other place and time or on such other date as Parent and PRE may agree in writing. When any condition is first satisfied after 11:00 a.m. New York City time on any day, that condition shall be deemed to have been first satisfied at 8:00 a.m. New York City time on the immediately succeeding Business Day for purposes hereof.

Section 1.03.      Effects of the Merger. As of the Effective Time, subject to the terms and conditions of this Agreement and the Statutory Merger Agreement, Merger Sub shall merge with and into PRE and the separate corporate existence of Merger Sub shall thereupon cease and the Surviving Company shall continue as the Surviving Company after the Merger. The parties acknowledge and agree that for purposes of Bermuda Law: (x) the Merger shall be effected so as to constitute an “merger” in accordance with S.104H of the Companies Act; and (y) the Surviving Company shall be deemed to be a “surviving company” as such term is understood under the Companies Act. Under the Companies Act, from and after the Effective Time: (a) the merger of Merger Sub with and into PRE and the vesting of their undertaking, property and liabilities in the Surviving Company shall become effective; (b) the property of each of Merger Sub and PRE shall become the property of the Surviving Company; (c) Surviving Company shall continue to be liable for the obligations and liabilities of each of Merger Sub and PRE; (d) any existing cause of action, claim or liability to prosecution shall be unaffected; (e) a civil, criminal or administrative action or proceeding pending by or against Merger Sub or PRE may be continued to be prosecuted by or against Surviving Company; and (f) a conviction against, or ruling, order or judgment in favor of or against, Merger Sub or PRE may be enforced by or against Surviving Company.

Section 1.04.      Surviving Company Memorandum of Association and Bye-Laws.

(a)             The memorandum of association of PRE immediately prior to the Effective Time shall be the memorandum of association of the Surviving Company until thereafter changed or amended as provided therein or pursuant to applicable law; and

(b)             The bye-laws of the Surviving Company shall be in the form of the bye-laws of Merger Sub in effect immediately prior to the Effective Time until thereafter changed or amended as provided therein or pursuant to applicable law.

Section 1.05.      Governance; Directors and Officers.

(a)             The parties shall take all actions necessary to cause the Merger Sub Board at the Effective Time to constitute the full Surviving Company board of directors from and after the Effective Time to serve until the earlier of their resignation or removal or until their respective successors are duly elected or appointed in accordance with the Bye-Laws of the Surviving Company.

(b)             The parties shall take all actions necessary to cause the officers of PRE at the Effective Time to constitute the officers of the Surviving Company from and after the Effective Time until their respective successors are duly elected or appointed in accordance with the Bye-Laws of the Surviving Company.

Article 2
Conversion of Securities

Section 2.01.      Effect on Share Capital. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any share capital of Merger Sub or PRE:

(a)             Cancellation of Treasury Shares. Notwithstanding anything in this Agreement to the contrary, each common share of PRE, par value $1.00 per share (a “PRE Common Share”) that is owned by PRE, Parent or by any respective Subsidiary or Affiliate of PRE or Parent immediately prior to the Effective Time (the “Excluded Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall cease to exist, and no PRE Consideration shall be delivered in respect of the Excluded Shares.

(b)             Conversion of PRE Common Shares. Each PRE Common Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall automatically be cancelled and converted into the right to receive an amount in cash equal to $137.50 without interest thereon (the “PRE Consideration”). As of the Effective Time, all PRE Common Shares shall be cancelled automatically and shall cease to exist and the holders of PRE Common Shares (the “PRE Shareholders”) shall cease to have any rights with respect to such PRE Common Shares, except: (i) in the case of the PRE Common Shares (other than Excluded Shares), the right to receive the PRE Consideration in accordance with Section 2.02, and (ii) in the case of the PRE Dissenting

Shares that are PRE Common Shares, the right to receive the excess, if any, of the fair value thereof as determined in accordance with (and subject to the terms and conditions of) Section 2.02(f) over the PRE Consideration.

(c)             Conversion of Merger Sub Shares. Each common share of Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and converted into one validly issued, fully paid and non-assessable common share of the Surviving Company, par value $1.00 per share.

(d)             Certain Adjustments. The PRE Consideration shall be appropriately adjusted to reflect fully and equitably the effect of any share split, reverse share split, share consolidation, share subdivision, share bonus issue, share dividend (including any dividend or similar distribution of securities convertible into PRE Common Shares), reorganization, recapitalization, reclassification or other similar event that occurs between the date of this Agreement and the Effective Time with respect to PRE Common Shares in order to provide the PRE Shareholders with the same economic effect as contemplated by this Agreement and the Statutory Merger Agreement prior to any such event; provided, that nothing in this Section 2.01(d) shall be construed to permit PRE to take any action with respect to its securities that is prohibited by the terms of this Agreement or the Statutory Merger Agreement.

(e)             Intentionally Left Blank.

(f)             Shares of PRE Dissenting Holders. At the Effective Time any PRE Dissenting Shares shall be cancelled, and unless otherwise required by applicable Law, be converted into the right to receive the PRE Consideration as described in Section 2.01(b) or, as the case may be, the preferred shares of the Surviving Company as described in Section 2.01(g) and any PRE Dissenting Holders, in the event that the Appraised Fair Value of a PRE Dissenting Share is greater than the PRE Consideration or, as the case may be, the value of their preferred shares of the Surviving Company described in Section 2.01(g), be entitled to receive such difference from the Surviving Company by payment within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure. PRE shall give Parent: (i) prompt notice of (A) any demands for appraisal of PRE Dissenting Shares or withdrawals of such demands received by PRE and (B) to the extent that PRE has Knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the PRE Dissenting Shares; and (ii) to the extent permitted by applicable Law, the opportunity to participate with PRE in, and to be regularly consulted by PRE with respect to, any settlement negotiations and proceedings with respect to any written demands for appraisal under the Companies Act.

(g)             Preferred Shares. Each of the PRE Preferred Shares issued and outstanding at the Effective Time shall remain outstanding as preferred shares of the Surviving Company (“Surviving Company Preferred Shares”) and shall be entitled to the same dividend and other relative rights, preferences, limitations and restrictions as are now provided by the respective certificate of designation, preferences and rights of such PRE Preferred Shares.

Section 2.02.      Payment Procedures.

(a)             Paying Agent. At least five Business Days prior to the Effective Time, Parent shall designate a paying agent reasonably acceptable to PRE (the “Paying Agent”) for the purpose of acting as the paying agent for the payments to be made in respect of the share certificates registered in the name of a PRE Shareholder and representing PRE Common Shares (each, a “PRE Certificate”) or PRE Common Shares registered in the register of shareholders of PRE (the “PRE Share Register”) outstanding immediately prior to the Effective Time (“Uncertificated PRE Common Shares”).

(b)             Payment Fund. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent in accordance with this Article 2 sufficient funds for the payment of the aggregate PRE Consideration to be paid in respect of the PRE Certificates and Uncertificated PRE Common Shares, together with the aggregate PRE Option Payments and PRE SAR Payments payable pursuant to this Agreement (except to the extent that Parent determines to make any such PRE Option Payments or PRE SAR Payments to employees through the payroll of the Surviving Company). The PRE Consideration and other amounts so deposited pursuant to this Section 2.02(b) are hereinafter referred to as the “Payment Fund.” No interest shall be paid or accrued for the benefit of the respective holders of the PRE Certificates and Uncertificated PRE Common Shares on cash amounts payable from the Payment Fund pursuant to this Section 2.02.

(c)             Investment of Payment Fund. The Paying Agent shall invest any cash in the Payment Fund as directed by the Surviving Company; provided, that such investments shall be in either direct obligations of, or fully guaranteed by, the United States of America or in money market funds having a rating in the highest investment category granted by an internationally recognized credit rating agency at the time of investment. Any interest and other income resulting from such investments shall be promptly paid to the Surviving Company and any amounts in excess of the amounts payable under Sections 2.01(b) and (d) shall be promptly returned to the Surviving Company. To the extent that there are any losses with respect to any such investments, the Surviving Company shall promptly replace or restore the cash to the Payment Fund so as to ensure that there is sufficient cash for the Paying Agent to make all such payments.

(d)             Payment Procedures. As promptly as practicable (but in no event later than five Business Days) following the Effective Time, the Surviving Company shall cause the Paying Agent to mail to: (1) each PRE Shareholder of record of PRE Common Shares converted pursuant to Section 2.01(b): (i) a letter of transmittal (which shall be in form and substance as the parties may reasonably specify at least three Business Days prior to the Effective Time, including that delivery shall be effective upon the proper delivery of the PRE Certificates or, in the case of Uncertificated PRE Common Shares, pursuant to customary provisions with respect to delivery of an “agent’s” message in accordance with the instructions set forth therein), and (ii) instructions to effect the surrender of PRE Certificates or Uncertificated PRE Common Shares in exchange for the PRE Consideration. Following the Effective Time, upon surrender of title to the PRE Common Shares previously held by a PRE Shareholder in accordance with this Section

2.02, together with a duly executed letter of transmittal and such other documents as the Paying Agent may reasonably require, a PRE Shareholder shall be entitled to receive the PRE Consideration in exchange therefor, and any PRE Certificate so surrendered shall be marked as cancelled immediately. In the event that the PRE Consideration is to be paid to a Person that is not registered in the transfer records of PRE, the PRE Consideration may be issued to such Person if: (i) the PRE Certificate representing such PRE Common Shares (if any) is presented to the Paying Agent; (ii) all documents so required to evidence and effect such transfer that are reasonably satisfactory to the Surviving Company are presented to the Paying Agent; and (iii) evidence reasonably satisfactory to the Surviving Company is presented confirming that any applicable stock transfer taxes have been paid.

(e)             Intentionally Left Blank.

(f)             No Further Rights in PRE Common Shares. All PRE Consideration paid upon the surrender of title to PRE Common Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to such PRE Common Shares. From and after the Effective Time, the PRE Share Register shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Company of the PRE Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any outstanding PRE Common Shares are presented to the Surviving Company or the Paying Agent, such PRE Common Shares shall be cancelled and exchanged for PRE Consideration provided for, and in accordance with the provisions set forth, in this Article 2.

(g)             Intentionally Left Blank.

(h)             Lost, Stolen or Destroyed Certificates. If any PRE Certificates have been lost, stolen or destroyed, the Paying Agent shall issue and pay in exchange for such lost, stolen or destroyed PRE Certificates, upon the making of an affidavit of that fact by the Person claiming to be the holder thereof, the PRE Consideration payable pursuant to this Article 2 in respect thereof; provided, that the Surviving Company may, in its reasonable discretion, require such Person to either deliver a bond in such sum as the Surviving Company may reasonably direct or otherwise indemnify the Surviving Company in a manner reasonably satisfactory to the Surviving Company against any claim that may be made against the Surviving Company or the Paying Agent with respect to the PRE Certificates alleged to have been lost, stolen or destroyed.

(i)             Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the respective PRE Shareholders for 180 days following the Effective Time shall be delivered to the Surviving Company, upon demand. Any respective holder of PRE Common Shares who has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company for payment of their respective PRE Consideration.

(j)             No Liability. To the extent permitted under applicable Law, any PRE Consideration that remains undistributed to any PRE Shareholder shall be delivered to and become the property of the Surviving Company on the Business Day immediately prior to the day that such property is required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. Neither the Surviving Company nor the Paying Agent shall be liable to any PRE Shareholder for any such property delivered to the Surviving Company or to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(k)             Withholding Rights. The Paying Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from any PRE Consideration or other amounts payable pursuant to this Agreement to any PRE Shareholder such amounts as may be required under the Code or any other provision of applicable federal, state, local or foreign Tax Law. To the extent that such amounts are so deducted or withheld and are paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the PRE Shareholder in respect of whom such deduction or withholding was made.

Section 2.03.      Treatment of Equity Awards.

(a)             Treatment of PRE Options. As of the Effective Time, each outstanding option to purchase PRE Common Shares under any PRE Share Plan (each, a “PRE Option”), whether vested or unvested, shall be treated in accordance with the terms of the applicable grant or award agreement and PRE Share Plan and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the total number of PRE Common Shares subject to such PRE Option immediately prior to the Effective Time and (ii) the excess, if any, of the PRE Consideration over the exercise price per PRE Common Share of such cancelled PRE Option, less applicable withholding taxes (such excess amounts payable hereunder, the “PRE Option Payments”). For the avoidance of doubt, in the event that the product obtained by such calculation with respect to a PRE Option is zero or a negative number, then such PRE Option shall, immediately prior to the Effective Time, be cancelled without consideration, and such PRE Option shall have no further force or effect

(b)             Treatment of PRE Share Appreciation Rights. As of the Effective Time, each outstanding share appreciation right under any PRE Share Plan (each, a “PRE SAR”), whether vested or unvested, shall be treated in accordance with the terms of the applicable grant or award agreement and PRE Share Plan and, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, without interest thereon, equal to the product of (i) the total number of PRE Common Shares subject to such PRE SAR immediately prior to the Effective Time and (ii) the excess, if any, of the PRE Consideration over the exercise price per PRE Common Share of such cancelled PRE SAR, less applicable withholding taxes (such amounts payable hereunder, the “PRE SAR Payments”). For the avoidance of doubt, in the event that the product obtained by such calculation with respect to a PRE SAR is zero or a negative number, then such PRE SAR shall, immediately prior to the

Effective Time, be cancelled without consideration, and such PRE SAR shall have no further force or effect.

(c)             Treatment of PRE Other Share-Based Awards. Immediately prior to the Effective Time, each right of any kind, contingent or accrued, to receive PRE Common Shares (including restricted share units and performance share units), other than PRE Options and PRE SARs (each, a “PRE Other Share-Based Award”), which under the terms of the applicable grant or award agreement and PRE Share Plan becomes fully vested and settled effective as of the Effective Time shall vest and be settled in accordance with its terms (and for the avoidance of doubt, all such performance share units shall vest and settle as if the maximum performance were achieved) and each PRE Common Share delivered in settlement thereof (after giving effect to any required reduction in respect of withholding tax obligation due in respect of such vesting and settlement), shall be eligible to receive the PRE Consideration pursuant to Section 2.01(b) of this Agreement.

(d)             Intentionally Left Blank.

(e)             Intentionally Left Blank.

(f)             Intentionally Left Blank.

(g)             Prior to the Effective Time, the PRE Board and its compensation committee, shall take all actions necessary to effectuate the provisions of this Section 2.03.

Section 2.04.      Intentionally left blank.

Article 3
Representations and Warranties of PRE

Except as: (i) set forth in the disclosure letter delivered by PRE to Parent simultaneously with the execution of this Agreement (the “PRE Disclosure Letter”), or (ii) disclosed in the PRE SEC Reports publicly filed with the SEC on or following January 1, 2014 and prior to the date hereof (excluding any disclosures set forth in the “Risk Factors” or “Forward-Looking Statements” sections of such PRE SEC Report or that otherwise constitute risk factors or that are cautionary, predictive or forward-looking in nature), PRE hereby represents and warrants to Parent and Merger Sub, with respect to itself and its Subsidiaries, as follows:

Section 3.01.      Organization, Standing and Power.

(a)             Each of it and its Subsidiaries is a corporation, exempted company, limited liability company or other legal entity duly organized or incorporated, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization or incorporation, except for those jurisdictions where failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of it and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)             Each of it and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, exempted company, limited liability company or other legal entity and is in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) in each jurisdiction where the character or location of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of their respective Organizational Documents in any material respect.

(c)             It has provided or made available to Parent and Merger Sub true and complete copies of: (i) its memorandum of association (the “Memorandum of Association”) and bye-laws (the “Bye-Laws”) in effect as of the date hereof; and (ii) the memorandum of association and bye-laws or other similar Organizational Documents in effect as of the date hereof of each of its material Insurance Subsidiaries.

Section 3.02.      Capitalization.

(a)             Its authorized share capital and issued and outstanding share capital as of the date set forth in Section 3.02(a) of the PRE Disclosure Letter, including any capital reserved for issuance upon the exercise or payments of outstanding warrants, share options, share appreciation rights or other equity-related securities or awards (such share option and other equity-related award plans, agreements and programs, each an “Equity Award”), are described in Section 3.02(a) of the PRE Disclosure Letter. None of its share capital, equity-related securities or warrants are held by it or by its Subsidiaries. Section 3.02(a) of the PRE Disclosure Letter also sets forth a true and complete list of all outstanding Equity Awards outstanding as of the date of this Agreement and the name of each holder thereof and the number of PRE Common Shares for which any such warrant, option, share appreciation right, restricted share, restricted share unit or other equity-related security or award is exercisable for as of the date of this Agreement (without regard to any vesting or other limitations with respect thereof).

(b)             Except as described in this Section 3.02, as of the date hereof, there are: (i) no shares or securities of, or other equity or voting interests in, it; (ii) no issued and outstanding shares or securities of it that are convertible into or exchangeable for share capital of, or other equity or voting interests in, it; (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from it, or that obligate it to issue, any shares or securities, or other equity or voting interests in, it; (iv) no obligations of it to grant, extend or enter into any subscription, warrant, right, convertible or exchange security or other similar agreement or commitment relating to any shares or securities of, or other equity or voting interests in it (the items in clauses (i), (ii), (iii) and (iv) being referred to, collectively, as its “Securities”); and (v) no other obligations by it or any of its Subsidiaries to make any payments based on the price or value of any of its Securities, or dividends paid thereon.

(c)             With respect to the Equity Awards: (i) each grant of an Equity Award was duly authorized no later than the date on which the grant of such Equity Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the PRE Board, or a committee thereof or such committee’s designee (as the case may be) and any required approval by its shareholders; (ii) each such grant was made in accordance with all applicable Laws, including the rules of the NYSE; (iii) the per share exercise price of each PRE Option was not less than the fair market value of a respective PRE Common Share on the applicable Grant Date; (iv) each such grant qualifies in all material respects for the Tax and accounting treatment afforded to such Equity Awards in its Tax Returns and its SEC Reports, respectively; and (v) no material modifications have been made to any such grants after the Grant Date and all such grants either comply in all material respects with or are exempt from Section 409A of the Code. The treatment of the Equity Awards provided in Section 2.03 will comply with all applicable Laws and the terms and conditions of the PRE Share Plans and the applicable Equity Award agreements.

(d)             All PRE Common Shares and PRE Preferred Shares that are issued and outstanding or that are subject to issuance prior to the Effective Time upon the terms and subject to the conditions specified in the instruments under which they are issuable: (i) are, or, in the case of shares issued after the date hereof, will be, duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with applicable Law and the terms and provisions of its applicable Organizational Documents; and (ii) are not, or, in the case of shares issued after the date hereof, will not be, subject to any pre-emptive or similar rights, purchase option call or right of first refusal or similar rights.

(e)             There are no outstanding contractual obligations of it or any of its Subsidiaries: (i) to repurchase, redeem or otherwise acquire any PRE Common Shares, PRE Preferred Shares, bonds, debentures, notes or other indebtedness of it or share capital, bonds, debentures, notes or other indebtedness of any Subsidiary of it; or (ii) to provide any funds to or make any investment in (A) any Subsidiary of it that is not wholly owned by it or (B) any other Person. No holder of securities in it or any of its Subsidiaries has any right to have such securities registered by it or any of its Subsidiaries under the Exchange Act.

(f)             The PRE Common Shares and PRE Preferred Shares constitute the only issued and outstanding classes of securities of it or its Subsidiaries registered under the Exchange Act.

(g)             Section 3.02(g) of the PRE Disclosure Letter contains a list of all insurance linked securities, sidecars, catastrophe bonds or weather-related bonds or similar instruments issued, guaranteed or sponsored by it or any of its Subsidiaries.

(h)             It has not guaranteed the obligations of any of its Subsidiaries.

Section 3.03.      Corporate Authorization. It has all necessary corporate power and authority to enter into this Agreement and the Statutory Merger Agreement and, subject to approval and adoption of this Agreement and the Statutory Merger Agreement by the Requisite PRE Vote to consummate the Transactions. The execution, delivery and performance by it of this Agreement, the Statutory Merger Agreement and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action on its part, subject only to the Requisite PRE Vote. The Requisite PRE Vote is the only vote of the holders of any class or series of its share capital or other securities necessary to approve this Agreement, the Statutory Merger Agreement or the Transactions to which it is a party.

Section 3.04.      Board Approval.

(a)             The PRE Board, by resolutions duly passed at a meeting duly called and held, has: (i) determined that the PRE Consideration constitutes fair value for each PRE Common Share in accordance with the Companies Act and deemed it advisable and fair to, and in the best interests of, PRE to enter into this Agreement and to consummate the Transactions to which PRE is a party; (ii) approved and adopted this Agreement and authorized and approved the Transactions to which PRE is a party; (iii) recommended that the shareholders of PRE vote affirmatively in connection with obtaining the Requisite PRE Vote (the “PRE Board Recommendation”), subject to Section 6.08, and directed that this Agreement, the Statutory Merger Agreement and the Transactions to which PRE is a party be submitted for consideration by the shareholders of PRE at the PRE Shareholder Meeting; and (iv) determined that the PRE Bye-law Amendment is in the best interests of PRE and authorized and approved the PRE Byelaw Amendment.

(b)             Intentionally Left Blank.

Section 3.05.      Enforceability. This Agreement has been duly executed and delivered by it and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding agreement of it, enforceable against it in accordance with the terms of this Agreement, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (whether considered in a proceeding at equity or at law).

Section 3.06.      Non-Contravention. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement by it and the consummation by it of the Transactions to which it is a party do not and will not (assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 4.03 and Section 4.05 below):

(a)             contravene or conflict with, or result in any violation or breach of, any provision of its Organizational Documents, as they may be amended by the PRE Bye-law Amendment;

(b)             contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to it or any of its Subsidiaries or by which any of its assets or those of any of its Subsidiaries (“PRE Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.08 have been obtained or made or, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)             result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts, except for any Reinsurance Contracts, to which it or any of its Subsidiaries is a party or by which any of their assets are bound (collectively, “PRE Contracts”), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)             require any consent, approval or other authorization of, or filing with or notification to, any Person under any PRE Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)             give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any PRE Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(f)             cause the creation or imposition of any Liens on any PRE Assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.07.      Subsidiaries.

(a)             Each of its Subsidiaries is wholly owned by it, directly or indirectly, free and clear of any Liens other than Permitted Encumbrances. Except for Investment Assets held in the ordinary course of business and the capital stock or other equity ownership interests of its Subsidiaries set forth in Section 3.07 of the PRE Disclosure Letter, it does not own, directly or indirectly, any share capital or other equity interest of, or any other securities convertible or exchangeable into or exercisable for share capital or equity interest of, any Person.

(b)             Each issued and outstanding share of the share capital or non-corporate equity interests (including partnership interests and limited liability company interests), as applicable, of each of its Subsidiaries that is held, directly or indirectly, by it: (i) is duly authorized, validly issued, fully paid and nonassessable, and was issued in compliance with the applicable Laws, terms and conditions of the applicable Subsidiary’s Organizational Documents and any preemptive or similar rights, subscription rights, anti-dilutive rights, purchase option, call or right of first refusal or similar rights; and (ii) is not or, in the case of any share or non-corporate equity interest issued after the date hereof, will not be, subject to any pre-emptive or similar rights, purchase option, call or right of first refusal or similar rights.

(c)             All of the outstanding share capital of, or other equity or voting interests in, each of its Subsidiaries are owned directly or indirectly, by it free and clear of all Liens other than Permitted Encumbrances. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any share capital or other equity or voting interests of any of its Subsidiaries, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any of its Subsidiaries. None of its Subsidiaries has any outstanding equity compensation plans relating to the share capital of, or other equity or voting interests in, any of its Subsidiaries. Neither it nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any of its Subsidiaries or dividends paid thereon.

Section 3.08.      Governmental Authorizations. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement by it and its Subsidiaries and the consummation by it and its Subsidiaries of the Transactions do not and will not require any consent, approval or other authorization of, or filing, license, permit, declaration or registration with or notification to, or waiver from, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a “Governmental Entity”), other than:

(a)             (i) the filing of the Merger Application and related attachments with the Registrar and (ii) the written notification from the Bermuda Monetary Authority confirming that the Bermuda Monetary Authority has no objection to the Merger;

(b)             (i) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and any other materials as may be required in connection with this Agreement and the Transactions and (ii) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

(c)             compliance with the New York Stock Exchange (“NYSE”) rules and regulations;

(d)             Intentionally Left Blank.

(e)             compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and, as set forth in Section 3.08(e) of the PRE Disclosure Letter, with respect to any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws;

(f)             notices, applications, filings, authorizations, orders, approvals and waivers that are set forth in Section 3.08(f) of the PRE Disclosure Letter (such notices, filings, authorizations, orders, approvals and waivers described in clauses (e) and (f), together with the Specified Approvals, the “Transaction Approvals”); and

(g)             where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09.      Vote Required.

(a)             The Requisite PRE Vote is the only vote of the holders of any class or series of the share capital of it or any of its Subsidiaries necessary (under its Organizational Documents, the Companies Act, other applicable Laws or otherwise) to approve and adopt this Agreement, the Statutory Merger Agreement and the Merger.

(b)             There are no shareholder agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which it or any of its Subsidiaries is a party or of which it has Knowledge with respect to the voting of any of its shares or those of any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of it or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which its shareholders may vote.

Section 3.10.      SEC Reports.

(a)             It has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by it with the SEC, and any documents or information furnished to the SEC on a voluntary basis on Current Reports on Form 8-K, in each case since January 1, 2012 (collectively, the “SEC Reports”). Its SEC Reports, as filed with or furnished to the SEC: (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Exchange Act; (ii) were prepared in all material respects in accordance with the respective requirements of the Securities Act, the Exchange Act and other applicable Laws; and (iii) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, and at their respective effective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. None of its Subsidiaries is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.

(b)             As of their respective dates, or, if amended, as of the date of the last such amendment, its SEC Reports, as filed with or furnished to the SEC, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date hereof, there are no outstanding or unresolved written comments from the SEC with respect to its SEC Reports. As of the date hereof, to its Knowledge, none of its SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

Section 3.11.      Financial Statements; Internal Controls.

(a)             The audited consolidated financial statements and unaudited consolidated interim financial statements (including all related notes and schedules) of it and its consolidated Subsidiaries included or incorporated by reference in its SEC Reports:

(i)             complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii)            were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements); and

(iii)            fairly present in all material respects the consolidated financial position of it and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which are, individually or in the aggregate, material).

(b)             No material weaknesses exist with respect to its internal control over financial reporting that would be required to be disclosed pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in its SEC Reports as filed with or furnished to the SEC prior to the date hereof. It has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to ensure that information required to be disclosed by it in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by it in the reports that it files and submits under the Exchange Act is accumulated and communicated to its management, as appropriate, to allow timely decisions regarding required disclosure. It has disclosed, based on its most recent evaluation, to its outside auditors and the audit committee of its board of directors: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal control over financial reporting. It has provided or made available to Parent and Merger Sub true and complete copies of any such disclosure contemplated by clauses (i) and (ii) of the immediately preceding sentence made by management to its independent auditors and the audit committee of its Board since January 1, 2012.

Section 3.12.      Liabilities.

(a)             There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of it or any of its Subsidiaries that are required to be recorded or reflected on a balance sheet, including the footnotes thereto, prepared in accordance with GAAP, other than:

(i)            Liabilities reflected or reserved for in the consolidated balance sheet of it and its consolidated Subsidiaries as of December 31, 2014 or disclosed in the footnotes thereto, set forth in its Annual Report on Form 10-K for the period ended December 31, 2014, as filed with the SEC prior to the date hereof; and

(ii)           Liabilities incurred since December 31, 2014 in the ordinary course of business.

(b)             Neither it nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among it and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, it or any of its Subsidiaries in its SEC Reports.

(c)             It is in compliance in all material respects with: (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations of the SEC promulgated thereunder that are applicable to it and (ii) the rules and regulations of the NYSE that are applicable to it. With respect to each of its SEC Reports on Form 10-K or Form 10-Q, each of its principal executive officer and principal financial officer has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to such SEC Reports. None of the “back-up” or “sub-certifications” made by any of its officers or employees or any of its Subsidiaries since January 1, 2012 to support any such certifications made by its principal executive officer or principal financial officer has identified or raised any significant exceptions.

Section 3.13.      Absence of Certain Changes. Since December 31, 2014 to the date of this Agreement: (a)except for the execution, delivery and performance of this Agreement and the discussions, negotiations and Transactions related thereto, its business and that of its Subsidiaries has been carried on and conducted in all material respects in the ordinary course; (b) there has not been any declaration, setting aside for payment or payment of any dividend or other distribution in respect of any of the PRE Common Shares or other of its equity or voting interests, except for ordinary course quarterly dividends with payment dates and amounts consistent with past practice; (c) there has not been any change in any material respect in its or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may have been required by GAAP, by Applicable SAP or applicable Law, and (d) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.14.      Litigation. Other than ordinary course claims under Reinsurance Contracts within applicable policy or contractual limits that do not involve allegations of bad faith or seek extra-contractual obligations, are not the subject of any proceeding by or before any Governmental Entity and have not proceeded to formal litigation, arbitration or mediation, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to its Knowledge, threatened against: (a) it or any of its Subsidiaries; or (b) any of its or its Subsidiaries’ directors, officers or employees or other Person for whom it or any of its Subsidiaries may be liable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no Orders outstanding against it, any of its Subsidiaries or their respective properties and assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15.      Investments; Derivatives.

(a)             Except for bonds, stocks, mortgage loans, derivatives (including swaps, swaptions, caps, floors, foreign exchange and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternatives investments and direct and indirect investments in hedge funds and other investments (the “Investment Assets”) sold in the ordinary course of business after December 31, 2014 or in compliance with the Investment Guidelines, each of it and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Encumbrances. A copy of its policies with respect to the investment of the Investment Assets has been made available no later than one day prior to the date hereof (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with, and it and its Subsidiaries have complied in all material respects with, the Investment Guidelines.

(b)             The Investment Assets in all material respects comply with, and the acquisition thereof complied with, any and all investment restrictions under applicable Law.

Section 3.16.      Insurance Matters.

(a)             Section 3.16(a) of the PRE Disclosure Letter contains a true and correct list of each of its Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance company, reinsurance company or insurance or reinsurance intermediary (collectively, its “Insurance Subsidiaries”), together with the jurisdiction of domicile thereof and each jurisdiction in which each such Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance or as an intermediary. None of its Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its formation. Each of its Insurance Subsidiaries and each of its other Subsidiaries that provide services to its Insurance Subsidiaries is licensed, authorized or otherwise eligible to conduct its business as currently conducted, to the extent required by Law, in each jurisdiction where it engages in business and for each line of business written therein, except where the failure to be so licensed, authorized or otherwise eligible to conduct its business as currently conducted would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)             Except as required by Insurance Laws of general applicability and the insurance Permits maintained by its Insurance Subsidiaries, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on it or on any of its Insurance Subsidiaries or to which it or any of its Insurance Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor have it or any of its Insurance Subsidiaries adopted any board or committee resolutions at the request of any Governmental Entity, in each case with respect to such Insurance Subsidiaries, including any that would (i) limit the ability of any of its Insurance Subsidiaries to enter into Reinsurance Contracts, (ii) require any divestiture of any investment of any of its Insurance Subsidiaries, (iii) in any manner relate to the ability of any of its Insurance Subsidiaries to pay dividends, (iv) require any investment of any of its Insurance Subsidiaries to be treated as non-admitted assets (or the local equivalent), (v) require or impose any capital commitment, “keep well” or similar capital maintenance arrangement with respect to any of its Insurance Subsidiaries, or (vi) otherwise restrict the conduct of business of any of its Insurance Subsidiaries, nor have any of its Insurance Subsidiaries been advised by any Governmental Entity that it is contemplating any such undertakings.

(c)             The financial statements included in all annual, quarterly and other periodic statements submitted to the appropriate Insurance Regulator of each jurisdiction in which any of its Insurance Subsidiaries is licensed or authorized or otherwise eligible or accredited with respect to the conduct of the business of reinsurance since January 1, 2012 (collectively, its “Statutory Statements”) were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (and shareholders’ equity, as applicable) of such Insurance Subsidiary for the respective periods then ended. Such Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of it, orally) by any Insurance Regulator with respect to any of such Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(d)             It has provided or made available to Parent and Merger Sub to the extent permitted by applicable Law, true and complete copies of all material examination reports (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after January 1, 2012 through the date of this Agreement relating to its Insurance Subsidiaries. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator prior to the date of this Agreement. It has also provided Parent with true and complete copies of its written guidelines and policies with regard to underwriting, claims handling and actuarial reserves practices.

(e)             (i) Each Ceded Reinsurance Contract is valid and binding on its applicable Insurance Subsidiary, and to its Knowledge, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) its applicable Insurance Subsidiary and, to its Knowledge, any other party thereto, has performed all obligations required to be performed by it under each Ceded Reinsurance Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) none of its Insurance Subsidiaries has received written or, to its Knowledge, oral, notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Insurance Subsidiary under any Ceded Reinsurance Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) to its Knowledge, with respect to each Ceded Reinsurance Contract, (A) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Ceded Reinsurance Contract, (B) to its Knowledge as of the date hereof, no such counterparty is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (C) the financial condition of any reinsurer or retrocessionaire under such Ceded Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (D) no notice of intended cancellation has been received by its Insurance Subsidiary from any such reinsurer or retrocessionaire, and (E) its Insurance Subsidiary is entitled under the law of its domiciliary jurisdiction to take full credit in its Statutory Statements for all amounts recoverable by it pursuant to such Ceded Reinsurance Contract and all such amounts recoverable have been properly recorded in its books and records of account and are properly reflected in its Statutory Statements. As of the date hereof, there are no pending, and since January 1, 2012 to the date hereof, there have not been any, material disputes under any of the Ceded Reinsurance Contracts.

(f)             Section 3.16(f) of the PRE Disclosure Letter contains a true and correct list, as of the date of this Agreement, of each intercompany Reinsurance Contract between it and any of its Subsidiaries or among its Subsidiaries.

Section 3.17.      Material Contracts.

(a)             As of the date hereof, there are no Contracts to which it or any of its Subsidiaries is a party (other than Reinsurance Contracts, Real Property Leases and Benefit Plans): (i) that are required to be described in, or filed as an exhibit to, any of its SEC Reports that are not so described or filed as required by the Securities Act or the Exchange Act; (ii) that contain any provisions restricting the ability of it or any of its Subsidiaries, or which, following the consummation of the Merger, would restrict the ability of PRE or any of its Subsidiaries or any of their successors, including the Surviving Company and its Subsidiaries, to compete or transact in any business or with any Person or in any geographic area or grants a right of exclusivity to any Person; (iii) pursuant to which any indebtedness of it or any of its Subsidiaries is outstanding or may be incurred in excess of $50 million or pursuant to which it or any of its Subsidiaries guarantees any indebtedness of any other Person (other than it or any of its Subsidiaries) (except for trade payables arising in the ordinary course of business); (iv) involving any material partnership, joint venture or other similar arrangement with any other Person (other than it or any of its Subsidiaries), relating to the formation, creation, operation, management or control of any such partnership or joint venture; (v) that involves or could reasonably be expected to involve aggregate payments or receipts by or to it and/or its Subsidiaries in excess of $5 million in any twelve-month period, other than: (A) Contracts that can be terminated by it or any of its Subsidiaries on less than 90 days’ notice without payment by it or any of its Subsidiaries of any penalty, or (B) Assumed Reinsurance Contracts; (vi) that have been entered into since January 1, 2012 or otherwise provide for material ongoing obligations of it or any of its Subsidiaries and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business (excluding, for the avoidance of doubt, acquisitions or dispositions of Investment Assets, and immaterial tangible assets in the ordinary course of business); (vii) that outsources any material function or part of its business or that of any Subsidiary or Subsidiaries; (viii) that prohibits or restricts the payment of dividends or distributions in respect of its shares or capital stock or those of any of its Subsidiaries, prohibits the pledging of the shares or capital stock of it or any of its Subsidiaries or prohibits or restricts the issuance of any guarantee by it or any of its Subsidiaries; (ix) that restricts its ability to incur indebtedness or guarantee the indebtedness of others; (x) in its case (and not in the case of any of its Subsidiaries) that are guarantees, including of obligations, suretyship contracts, performance bonds or other form of guaranty agreement or capital maintenance agreements or any keep wells; or (xi) Contracts or agreements that contain a put, call or similar right pursuant to which it or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $50 million (each such Contract described in clauses (i)-(xi), other than any Reinsurance Contract, Real Property Lease or Benefit Plan, a “Material Contract”).

(b)             (i) Each Material Contract is a legal, valid and binding agreement of it and its Subsidiaries to the extent such Person is a party thereto and, to its Knowledge, each other party thereto is in compliance in all material respects with its terms and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) it and each of its Subsidiaries and, to its Knowledge, each other party thereto, has performed all obligations required to be performed by such Person under such Material Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) neither it nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of it or any of its Subsidiaries under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iv) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)             Section 3.17(c) of the PRE Disclosure Letter contains a true and correct list, as of the date of this Agreement, of each Material Contract entered into by it or any of its Subsidiaries.

Section 3.18.      Benefit Plans.

(a)             It has disclosed in Section 3.18 of the PRE Disclosure Letter a true and complete list of all material Benefit Plans other than Benefit Plans maintained by it outside of the United States primarily for the benefit of Associates working outside of the United States (collectively, the “Non-U.S. Benefit Plans”), which are contributed to, sponsored by or maintained by it or its Subsidiaries, or under which any current or former Associate of it has any present or future rights to benefits. For the purposes of this Agreement, “Benefit Plans” include all benefit and compensation plans, programs, contracts, policies, agreements or arrangements covering its current or former Associates, or under which it has any liability (including any contingent liability), including but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not such plans are subject to ERISA, and deferred compensation, pension, retirement, health, welfare, severance, employment, perquisite, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive, collective bargaining, fringe benefit, employee loan and bonus plans, programs, contracts, policies, agreements or arrangements. True and complete copies of all material Benefit Plans (or a written summary of any unwritten material Benefit Plan), including, to the extent applicable, (i) any trust agreement or insurance contract forming a part of such Benefit Plans, (ii) the most recent determination letter, (iii) the most recent Form 5500 and attached schedules, (iv) actuarial valuation reports, and (v) any amendments and a summary of any proposed amendments or changes anticipated to be made to such Benefit Plans, have been provided or made available to Parent and Merger Sub prior to the date of this Agreement.

(b)             Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan other than the Non-U.S. Benefit Plans, (collectively, the “U.S. Benefit Plans”) has been funded, established, maintained and administered in compliance with their respective terms, ERISA, the Code and other applicable Laws, (ii) each U.S. Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification and there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan, (iii) there are no pending or, to its Knowledge, threatened actions, claims or lawsuits against or relating to the Benefit Plans, the assets of any of the trusts under such plans or the sponsor or the administrator, or against any fiduciary of the Benefit Plan with respect to the operation of such arrangements (other than routine benefits claims), (iv) no Benefit Plan is under audit or investigation by any Governmental Entity which is reasonably expected to result in a material liability to it, (v) no “reportable event” (as such term is defined by Section 4043 of ERISA) or failure to satisfy the “minimum funding standard” within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA has occurred with respect to any Benefit Plan.

(c)             It has not engaged in a transaction with respect to any Benefit Plan which is subject to ERISA that, assuming the taxable period of such transaction expired as of the date of this Agreement, would reasonably be expected to subject it to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. It has not incurred, and it does not reasonably expect to incur, a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(d)             Except as disclosed in Section 3.18(d) of the PRE Disclosure Letter, neither it, its Subsidiaries, nor any of their respective predecessors, has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability, directly or indirectly, within the last six (6) years prior to the date hereof with respect to (i) an employee benefit plan that is or was subject to Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (ii) a “multiple employer plan” (as defined in Section 413 of the Code), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Benefit Plans provide retiree health, life insurance or other welfare benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law.

(e)             There has been no amendment to, or announcement by it relating to, any of the U.S. Benefit Plans that would result in a material increase in liabilities to it above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2014. Except as disclosed in Section 3.18(e) of the PRE Disclosure Letter, neither the execution of this Agreement, shareholder approval and adoption of this Agreement and the Statutory Merger Agreement, receipt of approval or clearance from any one or more

Governmental Entities in connection with the Merger or the other Transactions, nor the consummation of the Transactions, alone or in combination with any other event, will (i) entitle any Associates of it to severance or other payment, or increase any compensation or benefits due (other than severance pay required by applicable Law), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or increase the amount of compensation or benefits payable, under any Benefit Plan, (iii) result in payments that would individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(l) of the Code, or (iv) limit or restrict its right to merge, amend or terminate any Benefit Plan. Except as disclosed in Section 3.18(e) of the PRE Disclosure Letter, it is not a party to, and is not otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax, interest or penalties imposed by Section 409A or 4999 of the Code (or any corresponding provision of state or local Law).

(f)             All of the material Non-U.S. Benefit Plans are listed in Section 3.18(f) of the PRE Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of its Non-U.S. Benefit Plan been funded, established, maintained and administered in compliance in all material respects with their respective terms and all applicable Law (including compliance with any applicable requirements with respect to registration and good standing with regulatory authorities) and have been approved by any applicable taxation authorities for favorable taxation status to the extent such approval is available (and circumstances do not exist that are reasonably likely to cause such approval to cease to apply), (ii) it has no material unfunded liabilities with respect to any such Non-U.S. Benefit Plans that are not set forth in the consolidated balance sheets included in or incorporated by reference into its SEC Reports filed prior to the date of this Agreement and (iii) there is no pending or, to the Knowledge of its executive officers, threatened material litigation relating to the Non-U.S. Benefit Plans.

Section 3.19.      Labor Relations.

(a)             Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each individual who renders (or, since January 1, 2012, any other individual who previously rendered) services to it or any of its Subsidiaries who is or was classified by it or any of its Subsidiaries as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Benefit Plans) is currently or was previously properly so characterized.

(b)             It is not party to any collective bargaining or similar agreement covering its employees, and its employees are not represented by any union, works council or labor organization. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as set forth in Section 3.19(b) of the PRE Disclosure Letter: (i) neither it nor any of its Subsidiaries is the subject of any proceeding that asserts that it or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization;

and (ii) there is no pending or, to its Knowledge, threatened, labor strike, dispute, walk-out, work stoppage, slow down or lockout involving it or any of its Subsidiaries.

(c)             Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of it and its Subsidiaries are, and since January 1, 2012, have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, the classification of employees, wages, overtime, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation, plant closing and mass layoff Laws (including the Worker Adjustment and Retraining Notification Act, as amended, and each similar state, local or foreign Law) and terms and conditions of employment. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no charges with respect to or relating to either it or its Subsidiaries pending or, to its Knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices.

Section 3.20.      Taxes. Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)             All Tax Returns required to be filed by or with respect to it or any of its Subsidiaries have been timely (taking into account any applicable extensions) filed and all such Tax Returns are true, complete and correct.

(b)             It and each of its Subsidiaries have fully paid all Taxes required to be paid and have made adequate provision (in accordance with GAAP or Applicable SAP, as applicable) for any Taxes that are not yet due and payable or that are being contested in good faith for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c)             It and each of its Subsidiaries have withheld all Taxes required to have been withheld from payments made to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been paid to the relevant Governmental Entity.

(d)             There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from it or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(e)             No audit or other proceeding by any Governmental Entity is pending or to its Knowledge, threatened in writing with respect to any Taxes due from or with respect to it or any of its Subsidiaries. No claim for unpaid Taxes has been asserted against it or any of its Subsidiaries by a Governmental Entity, other than any claim that has been resolved and paid in full.

(f)             Neither it nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority.

(g)             Neither it nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).

(h)             There are no Liens for Taxes on its assets or the assets any of its Subsidiaries other than Permitted Encumbrances.

(i)             Neither it nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (other than loss transactions) or comparable provision of any other applicable Tax Law, and neither it nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code. For the avoidance of doubt, none of the transactions occurring pursuant to this Agreement (including the Closing and the transactions contemplated by Section 6.12) shall constitute a breach of this Section 3.20(i).

(j)             Neither it nor any of its Subsidiaries (i) has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return (other than a group of which it or one of its Subsidiaries is the common parent) or (ii) has any liability for any Taxes of any Person (other than it or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. law, or as a transferee or successor, by contract or by operation of Law.

(k)             Neither it nor any of its Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement (other than commercial agreements the primary subject matter of which is not Tax matters).

(l)             It and each of its Subsidiaries currently satisfies (assuming the relevant taxable year ended on the date this representation is being given), and expects to satisfy with respect to the taxable year which includes the Closing Date falls, either or both of the exceptions described in Sections 953(c)(3)(A) and (B) of the Code so that none of its “United States shareholders” (within the meaning of Section 953(c) of the Code) will be required to include in income any of its or its Subsidiaries’ “related person insurance income” (within the meaning of Section 953(c)(2) of the Code) by operation of Sections 951(a) and 953(c)(5) of the Code.

(m)             Neither it nor any of its Subsidiaries reasonably expects that it will be a passive foreign investment company (as defined in Section 1297 of the Code and the Treasury Regulations thereunder) for the taxable year which includes the Closing Date.

(n)             Neither it nor any of its non-U.S. Subsidiaries are engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code or have a permanent establishment in the United States.

(o)             It has not elected under Section 897(i) of the Code to be treated as a “domestic corporation.”

Section 3.21.      Intellectual Property.

(a)             Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)            it and its Subsidiaries own or have enforceable rights or licenses to use the Intellectual Property used in, and necessary for, their business as currently conducted. Its and its Subsidiaries’ conduct of their business as currently conducted does not infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim has been asserted or, to its Knowledge, threatened against it or any of its Subsidiaries that the conduct of its and its Subsidiaries’ business as currently conducted infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party;

(ii)           none of its present or former employees, officers, or directors, or agents, outside contractors or any other third party holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property;

(iii)           none of the Intellectual Property owned or purported to be owned by it or any of its Subsidiaries (the “Owned Intellectual Property”) has been adjudged invalid or unenforceable in whole or in part and, to its Knowledge, the Owned Intellectual Property is valid and enforceable. To its Knowledge, no Person is engaging in any activity that infringes upon the Owned Intellectual Property;

(iv)           to its Knowledge, each agreement under which Intellectual Property is licensed to it or any of its Subsidiaries is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and no party thereto is in breach thereof or default thereunder;

(v)            it and its Subsidiaries have taken commercially reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use;

(vi)           to its Knowledge, the software it or any of its Subsidiaries owns or licenses for use does not contain any disabling mechanism or protection feature designed to prevent its use, including any computer virus, worm, software lock, drop-dead device, Trojan-horse routine, trap door, back door (including capabilities that permit non-administrative users to gain unrestricted access or administrative rights to software or that otherwise bypasses security or audit controls), time bomb or malware or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable software or data, other software operating systems, computers or equipment with which the software interacts; and

(vii)          in the past 12 months, there has been no failure or malfunction of any IT Systems which has caused any material disruption to its business or that of its Subsidiaries. It and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures.

(b)             To its Knowledge, it and its Subsidiaries are compliant in all material respects with their respective privacy policies and contractual commitments to their respective customers and employees, concerning data protection and the privacy and security of Personal Data of such customers and employees, including any applicable Data Protection Laws. Since January 1, 2012, to its Knowledge, it and its Subsidiaries have not experienced any Information Security Breach.

Section 3.22.      Real Property; Personal Property.

(a)             Set forth in Section 3.22(a) of the PRE Disclosure Letter is a complete list of real property that it or its Subsidiaries own (“Owned Real Property”). With respect to each Owned Real Property, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) it or its respective Subsidiary has good and clear record and marketable title to such property, free and clear of any Lien other than Permitted Encumbrances; and (ii) there are no outstanding options or right of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property, or interest therein.

(b)             It and its Subsidiaries have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) material to the conduct of their respective businesses as such businesses are currently being conducted. Neither it nor any of its Subsidiaries’ leasehold interest in any such real property is subject to any Lien, except for Permitted Encumbrances. None of it or any of its Subsidiaries is in material breach of, or material default under, or has received written notice of any material breach of, or material default under, any Real Property Lease, agreement evidencing any Lien or other agreement affecting any lease, license, or sublease or other agreement (“Real Property Lease”) under which it or any of its Subsidiaries uses or occupies or has a right to use or occupy now or in the future, any real property (“Leased Real Property”), which default remains uncured as of the date of this Agreement.

(c)             Each Real Property Lease is valid, binding and in full force and effect, and no termination event or condition or uncured material breach or default on the part of it or any of its Subsidiaries exists under any Real Property Lease. No option has been exercised by it or any of its Subsidiaries under any Real Property Lease, and neither it nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof. None of it or any of its Subsidiaries has sold, assigned, transferred, pledged or created or suffered a Lien (except for Permitted Encumbrances) on all or any part of its leasehold interest in the Leased Real Property. As of the date hereof, to its Knowledge, no landlord under any Real Property Lease has indicated that it will not grant its consent to the sublease of the respective Leased Real Property or assignment of such Real Property Lease by the tenant thereunder, or that such landlord will condition its granting of any such consent on the payment of any non de minimis fee.

(d)             The Owned Real Property, the Leased Real Property and any buildings or equipment thereon owned or leased by it or its Subsidiaries have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (given due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses, and, in the case of buildings (including the roofs thereof), are structurally sound.

Section 3.23.      Permits; Compliance with Laws.

(a)             Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of it and its Subsidiaries is, and since January 1, 2012, has been, in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is currently being conducted (collectively, its “Required Permits”), and all such Required Permits are in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no suspension or cancellation of any of the Required Permits is pending or threatened, and no such suspension or cancellation will result from consummation of the Transactions.

(b)             Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, it and each of its Subsidiaries is, and since January 1, 2012 has been, in compliance with: (i) all Laws applicable to it or such Subsidiary or its respective business or properties; and (ii) all its Required Permits. Neither it nor any of its Subsidiaries is subject to any Order of, or any continuing, pending or threatened in writing formal investigation or formal inquiry by, any Governmental Entity except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)             Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, it and each of its Subsidiaries is, and since January 1, 2012 has been, in compliance with: (i) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder; (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention; and

(iii) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither it or any of its Subsidiaries nor, to its Knowledge, any of their respective directors, officers, employees or agents, does any business with or involving the government of, any Person or project located in any country targeted by any of the economic sanctions promulgated by any Executive Order issued by the President of the United States or administered by the United States Treasury Department’s Office of Foreign Assets Control, or knowingly supports or facilitates any such business or project, in each case other than as permitted under such economic sanctions. Neither it nor any of its Subsidiaries has received any written notice of violation (or allegation of violation) of such sanctions from any Governmental Entity. This Section 3.23 does not relate to its SEC Reports, financial statements or compliance with the Sarbanes-Oxley Act (as associated rules and regulations), which are the subject of Section 3.10, Section 3.11 and Section 3.12.

Section 3.24.      Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation (collectively, “Takeover Statutes”) would reasonably be expected to restrict or prohibit this Agreement, the Statutory Merger Agreement or the Transactions by reason of it being a party to this Agreement and the Statutory Merger Agreement, or performing its obligations hereunder and thereunder and consummating the Merger and the other Transactions.

Section 3.25.      Interested Party Transactions. There are no undisclosed transactions, Contracts, arrangements or understandings between: (a) it and any of its Subsidiaries, on the one hand; and (b) any director, officer or employee of it or any Person (other than it or its Subsidiaries) which owns of record or beneficially any equity interest in it or any of its Subsidiaries, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the SEC (each, an “Interested Party Transaction”).

Section 3.26.      Reserves.

(a)             The insurance reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each of its Insurance Subsidiaries contained in its Statutory Statements: (i) were, except as otherwise noted in the applicable Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such Statutory Statements; (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Statutory Statements, and (iii) satisfied the requirements of all applicable Laws in all material respects.

(b)             With respect to its Insurance Subsidiaries, it has provided or made available to Parent and Merger Sub true and complete copies of: (i) all actuarial reports by independent external actuaries and (ii) all material internal actuarial reports, in each case, prepared on or after January 1, 2012 and prior to the date of this Agreement. The information and data furnished by it and its Insurance Subsidiaries to its actuaries in connection with the preparation of such actuarial reports were (i) obtained from the books and records of the relevant Insurance Subsidiary and (ii) accurate in all material respects for the periods covered in such reports.

Section 3.27.      Insurance Policies. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) all property and liability insurance policies maintained by it and its Subsidiaries covering it and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; (b) neither it nor any of its Subsidiaries is in breach or default of any such insurance policies or has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any such insurance policies; and (c) no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination or modification under such insurance policies.

Section 3.28.      Proxy Statement. None of the information contained in the proxy statement and form of proxies relating to the PRE Shareholders Meeting to be held to obtain approval to the PRE Bye-law Amendment and to obtain the Requisite PRE Vote (as it may be amended, supplemented or modified and including any such amendments or supplements, the “Proxy Statement”) at the date of the mailing of the Proxy Statement and at the date of the PRE Shareholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except that no representation or warranty is made by PRE with respect to statements made therein based on information supplied by Parent and Merger Sub in writing expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 3.29.      Opinion of Financial Advisors. The PRE Board has received the opinion of each of its co-financial advisors, Credit Suisse and Lazard Frères & Co. LLC, dated as of a recent date, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the PRE Consideration is fair, from a financial point of view, to the holders of PRE Common Shares.

Section 3.30.      Brokers or Finders. Other than Credit Suisse and Lazard Frères & Co. LLC, no agent, broker, investment banker, financial advisor is or will be entitled to any broker’s, finder’s or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of it or any of its Subsidiaries.

Section 3.31.      Environmental Matters.

(a)             Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or complaint has been received, no order, judgment decree or injunction has been issued or is otherwise in effect, no penalty has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to its Knowledge, is threatened with respect to it or any of its Subsidiaries (or any of their respective predecessors) that relates to any Environmental Law or Hazardous Substance; (ii) it and its Subsidiaries (and their respective predecessors) are and have at all times been in compliance with all Environmental Laws; and (iii) there are no liabilities or obligations of it or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and there is no condition, situation or set of circumstances that could reasonably be expected to result in or be the basis for any such liability or obligation.

(b)             Other than as does not identify any actual or potential material violation of or material liability under Environmental Law, there has been no environmental investigation, study, audit, test, review or other analysis conducted of which it has Knowledge in relation to its or its Subsidiaries’ current or prior business or any property or facility now or previously owned or leased by it or any of its Subsidiaries that has not been delivered to Parent and Merger Sub at least five Business Days prior to the date hereof.

(c)             The consummation of the transactions contemplated hereby require no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 3.32.      Termination of AXIS Agreement. PRE has (a) terminated the AXIS Agreement in accordance with its terms and has no further Liabilities thereunder, (b) agreed to pay to AXIS a total amount of $315,000,000 in cash in connection with such termination and PRE has sufficient funds available to satisfy those payment obligations when due and (c) instructed AXIS to return to PRE or destroy any non-public information previously furnished to AXIS or to AXIS’ Representatives by or on behalf of PRE or any of its Subsidiaries. PRE has delivered to Parent a true and complete copy of the AXIS Termination Agreement.

Section 3.33.      PRE Disclosure Letter. Except as set forth in Section 3.33 of the PRE Disclosure Letter, the PRE Disclosure Letter is identical to the PRE Disclosure Letter as delivered in connection with the execution and delivery of (and as defined in) the AXIS Agreement.

Section 3.34.      No Other Representations or Warranties. Except in the case of fraud and except for the representations and warranties set forth in Article 3, Parent and Merger Sub acknowledge and agree that PRE is not making, nor shall either of them have been deemed to have made, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, and PRE disclaims having made any such representation or warranty.

Article 4
Representations and Warranties of Parent and Merger Sub

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to PRE simultaneously with the execution of this Agreement by Parent and Merger Sub (the “Parent Disclosure Letter”), each of Parent, Merger Sub and Parent Guarantor hereby represents and warrants to PRE as follows (but in the case of Parent Guarantor, only with respect to the matters in Sections 4.01 to 4.05 below)

Section 4.01.      Organization, Standing and Power. Each of it and its Subsidiaries is a corporation, exempted company, limited liability company or other legal entity duly organized or incorporated, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization or incorporation, except for those jurisdictions where failure to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of it and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.02.      Corporate Authorization. It has all necessary corporate power and authority to enter into this Agreement and the Statutory Merger Agreement and to consummate the Transactions. The execution, delivery and performance by it of this Agreement, the Statutory Merger Agreement and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action on its part. This Agreement and the Statutory Merger Agreement have been approved and adopted by the Requisite Merger Sub Vote.

Section 4.03.      Non-Contravention. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement (if applicable) by it and the consummation by it of the Transactions to which it is a party do not and will not (assuming the accuracy of the representations and warranties of the other parties hereto made in Section 3.06 and Section 3.08 above):

(a)             contravene or conflict with, or result in any violation or breach of, any provision of its Organizational Documents;

(b)             contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to it or any of its Subsidiaries or by which any of its assets or those of any of its Subsidiaries are bound (collectively, the “Parent Assets”), assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.05 have been obtained or made or, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c)             result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d)             require any consent, approval or other authorization of, or filing with or notification to, any Person under any Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)             give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or

(f)             cause the creation or imposition of any Liens on any Parent Assets, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.04.      Board Approval. Each of the Parent Board, Merger Sub Board and the board of directors of Parent Guarantor, by resolutions duly passed at a meeting duly called and held, has approved and adopted this Agreement and authorized and approved the Transactions to which the Parent, Merger Sub or Parent Guarantor is a party.

Section 4.05.      Governmental Authorizations. Assuming the accuracy and completeness of the representations and warranties contained in Section 3.08, the execution, delivery and performance of this Agreement and the Statutory Merger Agreement (if applicable) by it and its Subsidiaries and the consummation by it and its Subsidiaries of the Transactions do not and will not require any consent, approval or other authorization of, or filing, license, permit, declaration or registration with or notification to, or waiver from, any Governmental Entity, other than:

(a)             those contemplated under Section 3.08 hereof (including Section 3.08 of the PRE Disclosure Letter) (including any not included in the PRE Disclosure Letter upon reliance of Section 3.08(g));

(b)             notices, applications, filings, authorizations, orders, approvals and waivers that are set forth in Section 4.05(b) of the Parent Disclosure Letter (the “Specified Approvals”); and

(c)             where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.06.      Financial Capability. Parent and Merger Sub will each have all funds needed to pay and perform all of its obligations when due under this Agreement.

Section 4.07.      Ownership of Merger Sub; No Prior Activities.

(a)             Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)             Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.08.      Litigation. There are no Legal Actions pending or, to its Knowledge, threatened against: (a) it or any of its Subsidiaries; or (b) any of its or its Subsidiaries’ directors, officers or employees or other Person for whom it or any of its Subsidiaries may be liable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.09.      Company Proxy Statement. The information supplied by Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof) will not, at the date first mailed to PRE’s shareholders and at the time of the PRE Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.10.      Tax Opinion. Parent and Merger Sub have been advised by their counsel, Paul, Weiss, that based on applicable U.S. federal income Tax Law as of the date hereof, as well as the facts and circumstances of the PRE Preferred Shares and the Exchange Offer that exist as of the date hereof, consummation of the Exchange Offer on the date hereof should not result in the Exchange Securities (as defined below) being treated as “fast-pay stock” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)(2)), and if the Surviving Company were its client, it would be able to provide to the Surviving Company an opinion to such effect, in the form attached hereto as Exhibit B.

Section 4.11.      Brokers or Finders. Other than Morgan Stanley & Co. LLC and BDT & Company, no agent, broker, investment banker, financial advisor is or will be entitled to any broker’s, finder’s or other similar commission or fee in connection with the Transactions based upon arrangements made by or on behalf of it or any of its Subsidiaries.

Section 4.12.      No Other Representations or Warranties. Except in the case of fraud and except for the representations and warranties set forth in Article 4, PRE acknowledges and agrees that Parent and Merger Sub are not making, nor shall have been deemed to have made, any representation or warranty of any kind whatsoever, express or implied, at law or in equity, and Parent and Merger Sub disclaim having made any such representation or warranty.

Article 5
Mutual Covenants of the Parties

Section 5.01.      Preparation of Proxy Statement; Shareholder Meeting.

(a)             As promptly as practicable following the date of this Agreement PRE shall prepare and shall cause to be filed with the SEC the Proxy Statement in preliminary form.

(b)             PRE shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. Parent shall promptly furnish all information concerning it to PRE, including all information required the Exchange Act to be included therein, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. PRE shall cause the Proxy Statement to include all information reasonably requested by Parent. Each of PRE and Parent shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent such information shall have become false or misleading in any material respect. PRE shall, as promptly as practicable after the receipt thereof, provide the Parent with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and shall provide Parent with copies of all written correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. PRE shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC. Prior mailing the Proxy Statement or responding to any comments of the SEC with respect thereto, PRE shall: (i) provide Parent with a reasonable opportunity to review and comment on such document or response or amendment or supplement as applicable (including the proposed final version of such document or response) and (ii) give due consideration to incorporating in such document or response any comments reasonably proposed by Parent. PRE shall also use its reasonable best efforts to take any other action (other than qualifying to do business in any jurisdiction in which it is not so qualified on the date of this Agreement) required to be taken under any applicable securities Laws in connection with the Transactions, with respect to the treatment of PRE Options, PRE SARs and PRE Other Share-Based Awards pursuant to Section 2.03, and PRE shall furnish all information concerning PRE and the PRE Shareholders, holders of PRE Options, PRE SARs and PRE Other Share-Based Awards as may be reasonably requested in connection with any such action.

(c)             If, at any time prior to the Effective Time, either PRE or Parent obtains Knowledge of any information pertaining to it or previously provided by it for inclusion in the Proxy Statement that would require any amendment or supplement to Proxy Statement so that any such document would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, such party shall promptly advise the other party thereof and PRE and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by applicable Law, in disseminating the information contained in such amendment or supplement to the shareholders of PRE.

(d)             PRE shall, in accordance with its Bye-Laws and applicable Law, duly call, give notice of, convene and hold a meeting of the shareholders of PRE (the “PRE Shareholders Meeting”) for purposes of seeking and obtaining the approval of the PRE Bye-law Amendment and the Requisite PRE Vote as soon as reasonably practicable after the date of this Agreement (but in no event later than 40 days after the mailing of the Proxy Statement). Without the prior written consent of Parent, no proposals other than the PRE Bye-law Amendment Requisite PRE Vote and routine proposals required in connection therewith shall be included in the Proxy Statement or transacted at the PRE Shareholders Meeting. Unless the PRE Board shall have made a Change of Recommendation, as permitted by Section 6.08(e), PRE shall: (i) use its reasonable best efforts to solicit or cause to be solicited from its shareholders, in accordance with applicable Law, its Bye-Laws and the rules and regulations of the NYSE, proxies to secure the PRE Bye-law Amendment and the Requisite PRE Vote; (ii) include the PRE Board Recommendation in the Proxy Statement; and (iii) take all other actions necessary or advisable to secure the PRE Bye-law Amendment and the Requisite PRE Vote. Within 2 Business Days following the Solicitation Period, the PRE Board shall publicly reaffirm the PRE Board Recommendation. PRE agrees that, unless this Agreement has been terminated in accordance with Section 8.01, its obligations pursuant to this Section 5.01 shall not be affected by the commencement, public proposal, public disclosure or communication to PRE of any Acquisition Proposal with respect to PRE or by a Change of Recommendation by the PRE Board.

(e)             Following the PRE Shareholders Meeting and at or prior to the Closing, PRE shall deliver to the corporate secretary of Parent a certificate setting forth the voting results from the PRE Shareholder Meeting.

Section 5.02.      Access to Information; Confidentiality. Subject to applicable Law, PRE shall, and shall cause each of its Subsidiaries to, permit Parent and its Representatives (including debt financing sources), during the period before the earlier of the termination of this Agreement pursuant to Article 8 and the Effective Time, to: (a) have reasonable access for reasonable purposes related to the consummation of the Transactions, during normal business times and upon reasonable advance written notice, to PRE’s premises, properties, management, accountants, personnel, books, records, contracts and documents and (b) promptly furnish to Parent and its Representatives such information concerning its business, personnel and prospects as reasonably requested; provided, that, Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of PRE; provided, further, that PRE shall not be obligated to provide such access or information if doing so could violate applicable Law or a Contract or obligation of confidentiality owing to a third party, or waive the protection of an attorney-client privilege or other legal privilege, in each case to the extent existing as of the date hereof (as long as PRE has used commercially reasonable efforts to obtain the consent of any third party required thereunder). Information exchanged pursuant to this Section 5.02 shall be subject to the confidentiality agreement, dated July 31, 2015 between Parent and PRE, the “Confidentiality Agreement”). No investigation conducted under this Section 5.02 will affect or be deemed to modify any representation or warranty made in this Agreement, and PRE and Parent agree that the Confidentiality Agreement shall terminate immediately upon the Closing.

Section 5.03.      Filings; Reasonable Best Efforts; Notification.

(a)             Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Laws, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable on their part to consummate and make effective, in the most expeditious manner practicable and in any event prior to the End Date, the Merger and the other Transactions, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings; (ii) the obtaining of all consents, approvals or waivers from third parties that are necessary or desirable or required in connection with the Transactions and material to the business of PRE; (iii) the preparation of the Proxy Statement; (iv) the execution and delivery of any additional instruments necessary to consummate any of the Transactions; and (v) the providing of all such information concerning such party, its Affiliates and its Affiliates’ officers, directors, employees and partners as may reasonably be requested or necessary in connection with any statement, filing, action or application or any of the matters described in this Section 5.03.

(b)             In furtherance and not in limitation of the foregoing, each of PRE and Parent agrees to make the appropriate initial application filings and notifications required by the Transaction Approvals as promptly as practicable after the date hereof, including in connection with approvals required pursuant to the HSR Act and filings and notifications with respect to the Bermuda Monetary Authority and Registrar. Subject to applicable Laws relating to the exchange of information, Parent and PRE shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Parent or PRE, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with this Agreement, the Statutory Merger Agreement and the Transactions. In exercising the foregoing rights, each of Parent and PRE shall act reasonably and as promptly as practicable. None of PRE, Parent or any of their respective Affiliates shall permit any of their respective Representatives to participate in any meeting with any Governmental Entity (including any Insurance Regulator) in respect of any filings, investigation or other inquiry relating to this Agreement, the Statutory Merger Agreement and the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity and applicable Laws, gives the other party the opportunity to attend and participate at such meeting.

(c)             Subject to applicable Laws and as required by any Governmental Entity, Parent and PRE shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other party with copies of non-routine notices or other communications received by Parent, PRE or any of their respective Affiliates, as the case may be, from any third party or any Governmental Entity with respect to the Transactions. If Parent or PRE receives a request for information or documentary material from any such Governmental Entity that is related to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Parent and its Affiliates shall advise PRE, and PRE and its Affiliates shall advise Parent, prior to making or entering into any understandings, undertakings or agreements (oral or written) in connection with the Transactions with the Federal Trade Commission, the Department of Justice, any Insurance Regulator or any other Governmental Entity or any private party challenging the Transactions.

(d)             In connection with subsections 5.03(a), 5.03(b) and 5.03(c) above: (i) neither party nor any of its Subsidiaries shall be required to sell, divest, hold separate, or otherwise dispose of any of its or its Subsidiaries respective businesses, product lines or assets; (ii) the Surviving Company and its Subsidiaries shall not be required to conduct the businesses of Parent and its Subsidiaries and PRE and its Subsidiaries, taken as a whole after giving effect to the Merger in a specified manner; and (iii) no party shall be required to agree to (A) take any of the actions set forth in clause (i) or (ii), (B) take any other action or (C) any restriction, limitation or condition that, in the case of any of clause (i), (ii) or this clause (iii), would or would reasonably be expected to have a Material Adverse Effect on the Surviving Company and its Subsidiaries taken as a whole after giving effect to the Merger (such material adverse effect, a “Regulatory Material Adverse Effect”).

Section 5.04.      AXIS Termination Fees. PRE shall satisfy all obligations when due under the AXIS Termination Agreement.

Section 5.05.      Public Announcements. Except: (a) as required by applicable Law or requirements of the NYSE (and in that event only if time does not permit), (b) with respect to any Change of Recommendation by the PRE Board that has occurred pursuant to Section 6.08, or (c) in connection with any unsolicited Acquisition Proposal made to, or received by, PRE at any time following the date of this Agreement, at all times prior to the earlier of the Closing or termination of this Agreement pursuant to Section 8.01, Parent and PRE shall consult with each other before issuing, and shall give each other the opportunity to review and approve, any press release or other public statement or any broadly−distributed emails or memos to non−executive employees relating to this Agreement or any of the Transactions and shall (i) not issue any such press release or make such other public statement or comment or issue any such broadly−distributed emails or memos to non−executive employees prior to such review and subsequent approval and (ii) include in such press release or other public statement or comment or in such broadly−distributed emails or memos to non−executive employees all comments reasonably proposed by the other party.

Section 5.06.      Section 16 Matters. Prior to the Effective Time, PRE shall take such steps as may be reasonably necessary or advisable to cause the dispositions of PRE’s equity securities (including derivative securities thereof) resulting from the Transactions by each individual who is a director or officer of PRE subject to Section 16 of the Exchange Act, or who will become subject to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.07.      Notification of Certain Matters.

(a)             PRE shall promptly notify Parent, and Parent shall promptly notify PRE, of: (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions; (ii) any communication from any Governmental Entity in connection with the Transactions; (iii) any Legal Actions threatened or commenced against or otherwise affecting PRE or any of its Subsidiaries (in the case of PRE) or Parent or any of its Subsidiaries (in the case of Parent) that are related to the Transactions (including any Legal Action brought by a shareholder of PRE, in accordance with Section 5.07(b)) or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause a Material Adverse Effect.

(b)             PRE shall promptly advise Parent, orally and in writing, of any Legal Action brought by any shareholder of PRE, either derivatively, individually or on behalf of a putative class of shareholders as applicable, against PRE or its respective directors or officers relating to this Agreement or the Transactions. PRE shall give Parent the opportunity to participate, in any such Legal Action, including the defense or settlement of any Legal Action initiated by any shareholder of PRE, either derivatively, individually or on behalf of a putative class of shareholders as applicable, or any of its respective directors or officers relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed.

Article 6
Additional Covenants of the Parties

Section 6.01.      Conduct of Operations of PRE. Except as required by applicable Law as otherwise expressly provided in this Agreement or as set forth in Section 6.01 of the PRE Disclosure Letter, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, PRE shall, and shall cause each of its respective Subsidiaries to: (1) conduct its operations only in the ordinary course of business consistent with past practice; and (2) use its commercially reasonable efforts to maintain and preserve intact its business, maintain its Permits and to preserve the goodwill of its customers, cedents, reinsureds, retrocessionaires, reinsurance brokers, regulators, suppliers and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, from the date of this Agreement and until the Closing, and except as required by applicable Law, expressly provided in this Agreement or set forth in Section 6.01 of the PRE Disclosure Letter, PRE shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)             Amend or propose to amend its Memorandum of Association or Bye-Laws (other than the PRE Bye-law Amendment) or other Organizational Documents (whether by merger, amalgamation, consolidation or otherwise) or waive any requirement thereof;

(b)             Declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital, whether in cash, shares or property or any combination thereof, except for: (i) dividends paid by a direct or indirect wholly owned Subsidiary to it or its other wholly owned Subsidiaries; and (ii) ordinary course quarterly cash dividends on PRE Common Shares and PRE Preferred Shares, with record and payment dates consistent with past practice, provided, that, in the case of this clause (ii), (A) the quarterly cash dividends payable in respect of PRE Common Shares shall be permitted to increase to an amount not to exceed $0.70 per share per quarter, and (B) PRE shall be entitled to pay immediately prior to the Effective Time on PRE Common Shares, for the quarter in which the Closing Date occurs, a pro rata dividend for the period from the first day of such quarter until the day immediately preceding the Closing Date. Notwithstanding the foregoing or any other provisions of this Agreement to the contrary, PRE may declare and pay, and PRE agrees to declare and pay, a one−time extraordinary cash dividend to holders of record (collectively, the “Relevant Record Holders”) of PRE Common Shares immediately prior to the Effective Time (the “Conditional Dividend Record Date”) in the amount of $3.00 per PRE Common Share held by each such holder on the Conditional Dividend Record Date, which dividend (the “Conditional Extraordinary Dividend”) shall be declared prior to the PRE Shareholder Meeting, but shall only become payable, and such payment shall be conditioned, upon the occurrence of the Effective Time. PRE shall be permitted to incur indebtedness for the purposes of paying all or part of the Conditional Extraordinary Dividend; provided that PRE shall consult in good faith with Parent prior to such incurrence regarding the terms and timing of such incurrence. The parties hereto agree that on and after the Effective Time (i) each Relevant Record Holder shall be entitled to receive the Conditional Extraordinary Dividend in respect of each PRE Common Share held by each such holder on the Conditional Dividend Record Date, in addition to any PRE Consideration that such Relevant Record Holder shall be entitled to receive in respect of each such PRE Common Share under the Agreement pursuant to the Merger, (ii) each PRE Other Share-Based Award that is outstanding on the Conditional Dividend Record Date shall become entitled to receive the Conditional Extraordinary Dividend in respect of each PRE Common Share subject to such PRE Other Share-Based Award, subject to and in accordance with the terms of the applicable grant or award agreement (including, for the avoidance of doubt, that the number of PRE Common Shares underlying each performance share unit award shall be determined as if the maximum performance were achieved), in addition to any PRE Consideration that such Relevant Record Holder shall be entitled to receive in respect of each such PRE Common Share under the Agreement pursuant to the Merger, (iii) each PRE Option that is outstanding on the Conditional Dividend Record Date shall become entitled to receive the Conditional Extraordinary Dividend in respect of each PRE Common Share subject to such PRE Option, subject to and in accordance with the terms of the applicable grant or award agreement, in addition to any PRE Consideration that such Relevant Record Holder shall be entitled to receive in respect of each such PRE Common Share under the Agreement pursuant to the Merger and (iv) each PRE SAR that is outstanding on the Conditional Dividend Record Date shall become entitled to receive the Conditional Extraordinary Dividend in respect of each PRE Common Share subject to such PRE SAR, subject to and in accordance with the terms of the applicable grant or award agreement, in addition to any PRE Consideration that such Relevant Record Holder shall be entitled to receive in respect of each such PRE Common Share under the Agreement pursuant to the Merger;

(c)             (i) Adjust, subdivide, consolidate or reclassify its share capital or issue, deliver or sell or authorize or propose the issuance, delivery or sale of any other securities in respect of, in lieu of or in substitution for, its share capital or that of its Subsidiaries; (ii) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, directly or indirectly, any shares or any securities convertible or exchangeable into or exercisable for any shares; (iii) grant any Person any right or option to acquire any shares; (iv) issue, deliver or sell (other than repurchases in the ordinary course pursuant to employee benefit plans or employment agreements, in each case in effect on the date hereof) any additional shares or any securities convertible or exchangeable into or exercisable for any shares or such securities; or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its share capital, other than, as may be applicable in each case: (A) the issuance of PRE Common Shares required to be issued upon the exercise or settlement of PRE Options or other equity-related awards outstanding on the date hereof under the PRE Share Plans, in effect on the date hereof (including any PRE Common Shares issued for any associated payment of exercise price and/or withholding taxes and the purchase of PRE Common Shares under the Purchase Plans pursuant to Section 6.05(a)), (B) issuances, sales or transfers by a wholly owned Subsidiary of share capital, to it or another of its wholly owned Subsidiaries, and (C) grants of equity awards to its or its Subsidiaries’ employees in the amounts, and with the vesting schedule, set forth in Section 6.01(c) of the PRE Disclosure Letter;

(d)             Except as required under any Benefit Plan in effect as of the date of this Agreement, and except with respect to any bonuses accrued but unpaid as of December 31, 2014 pursuant to a Benefit Plan disclosed in Section 3.18(a) or Section 3.18(f), (i)grant or increase any severance, change in control, retention or termination payments or benefits or any equity or equity-based compensation to any of its Associates (except for equity awards pursuant to Section 6.01(c)(C) or set forth on Section 6.01 of the PRE Disclosure Letter or granted in the ordinary course of business to non-employee directors and non-equity based compensation in the ordinary course of business with respect to employees who are not directors or executive officers), (ii) increase, or commit to increase, the compensation, bonus or benefits of any of its Associates (except for equity awards pursuant to Section 6.01(c)(C) and non-equity in the ordinary course of business with respect to employees who are not directors or executive officers), (iii) establish, adopt, terminate or amend any Benefit Plan or any benefit plan, agreement, program, policy, commitment or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement (other than routine changes to welfare plans), (iv) take any affirmative action to accelerate the vesting or payment of, or fund or in any other way secure the payment of, compensation or benefits under any Benefit Plan, (v) hire or promote any Associate, or (vi) terminate, without “cause,” any of its employees, in each case of (v) and (vi) other than in the ordinary course of business and consistent with past practice; provided, that upon notification of and consultation with Parent during the process, it may hire employees to fill a vacancy as a result of the termination of employment of an employee on the date of this Agreement so long as (A) such terminated employee’s aggregate annual compensation and benefits during 2014 were less than $500,000 (with applicable adjustments made for periods of employment of less than a full calendar year) and (B) such replacement employee’s aggregate annual compensation and benefits (with applicable adjustments made for periods of employment of less than a full calendar year) are not in excess of the compensation and benefits that were provided to the terminated employee during 2014 (with applicable adjustments made for periods of employment of less than a full calendar year);

(e)             (i) Acquire, by merger, amalgamation, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other Person or division thereof, or any substantial portion thereof, or (ii) sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, or agree to sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, any of its material assets, product lines, businesses, rights or properties (including capital stock or share capital of its Subsidiaries and indebtedness of others held by it and its Subsidiaries), other than as may be applicable in each case (A)transactions between it and any of its wholly owned Subsidiaries or transactions between any such wholly owned Subsidiaries, (B) the acquisition or disposition of Investment Assets in the ordinary course of business and in accordance with its Investment Guidelines, (C) acquisitions or dispositions, including in either case by lease or license, of immaterial or obsolete supplies, products, office equipment, furnishings, fixtures or other tangible assets (including software) in the ordinary course of business, and (D) the creation or incurrence of a Permitted Encumbrance;

(f)             Establish, adopt or enter into any collective bargaining agreement or similar labor agreement;

(g)             Make or authorize any capital expenditures individually in excess of $2,000,000;

(h)             (i) Enter into, terminate, modify or amend in any material respect any Material Contract, (ii) enter into any new Ceded Reinsurance Contract except in the ordinary course of business consistent with past practice, (iii) enter into any Contract that would limit or otherwise restrict it or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict the Surviving Company or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business, in any geographic area or with any Person in any material respect, (iv) enter into, modify or amend any Contract constituting or relating to an Interested Party Transaction, (v) enter into, modify or amend any Contract involving the assumption or insurance by it or any of its Subsidiaries of liabilities other than in material compliance with their existing risk management and underwriting policies, practices and guidelines,

(vi) terminate, cancel, request any material change or waive any of its material rights in connection with any Material Contract, Ceded Reinsurance Contract or Real Property Lease or (vii) enter, to the extent material, any new lines of business, classes or any markets in which it and its Subsidiaries do not operate as of the date of this Agreement;

(i)             Incur, assume, guarantee or prepay any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of it or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any swap or hedging transaction or other derivative agreements, other than: (i) indebtedness incurred under the PRE Credit Facilities to support the insurance and reinsurance obligations of its Insurance Subsidiaries in the ordinary course of their business, including the replacement of existing or maturing letters of credit issued thereunder; (ii) any amendment or replacement of the PRE Credit Facilities in connection with the Transactions; (iii) indebtedness for borrowed money among it and any of its wholly-owned Subsidiaries or among any of its wholly-owned Subsidiaries; and (iv) any swap or hedging transaction or other derivative agreements entered into: (A) in the ordinary course of business in connection with Investment Assets and in accordance with its Investment Guidelines; or (B) in the ordinary course of business in connection with its weather and commodities business;

(j)             (i) Except as provided in Section 6.01(j) of the PRE Disclosure Letter make any loans, advances or capital contributions to, or investments in, any other Person, other than to any of its wholly-owned Subsidiaries or (ii) make, forgive or discharge, in whole or in part, any loans or advances to any of its or its Subsidiaries’ current or former Associates;

(k)             Change the accounting policies or procedures of it or any of its Subsidiaries, other than as required by changes in applicable Laws, GAAP, Regulation S-X of the SEC or Applicable SAP;

(l)             Change any material method of Tax accounting, settle or compromise any audit or other proceeding relating to a material amount of Tax, make or change any material Tax election or file any material Tax Return (including any material amended Tax Return), agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, enter into any closing agreement with respect to any material amount of Tax or surrender any right to claim any material Tax refund;

(m)             Alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, reserving or actuarial practice, guideline or policy or any material assumption underlying any reserves or actuarial practice or policy, except as may be required by GAAP, Applicable SAP or applicable Laws;

(n)             Settle or compromise, or offer to do the same with respect to, any Legal Action, in each case made or pending against, or made by or contemplated to be made by, as applicable, it or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of any Legal Actions that: (i) are solely for monetary damages for an amount not to exceed $500,000 for any such settlement individually or $2,000,000 in the aggregate; or (ii) are in the ordinary course for claims under Policies and Reinsurance Contracts within applicable policy or contractual limits;

(o)             Acquire or dispose of any Investment Assets in any manner inconsistent with its Investment Guidelines;

(p)             Amend, modify or otherwise change its Investment Guidelines in any material respect;

(q)             Adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of it or any of its Subsidiaries;

(r)             Cancel any material indebtedness or waive any claims or rights of material value, in each case other than in the ordinary course of business;

(s)             Abandon, modify, waive or terminate any material Permit; or

(t)             Agree, authorize or commit to do any of the foregoing.

Section 6.02.      Bermuda Required Actions. Prior to the Effective Time: (a) PRE shall: (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; and (ii) prepare a duly certified copy of the PRE shareholder resolutions evidencing the Requisite PRE Vote and deliver such documents to Parent; and (b) Parent shall: (i) procure that the statutory declaration required by Section 108(3) of the Companies Act is duly sworn by one of its officers; and (ii) prepare a duly certified copy of the Merger Sub shareholder resolutions evidencing the Requisite Merger Sub Vote and deliver such documents to PRE.

Section 6.03.      Indemnification; Directors’ and Officers’ Insurance.

(a)             From and after the Effective Time, subject to applicable Law, the Surviving Company shall indemnify, defend and hold harmless, and provide advancement of expenses to, the present and former officers and directors of PRE and its Subsidiaries (collectively, the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments that are paid in settlement of or in connection with any Legal Action based or arising, in whole or in part, on such Indemnified Party’s service as an officer or director of PRE or any of its respective Subsidiaries prior to the Effective Time, whether asserted or claimed prior to, at or after, the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) to the fullest extent provided or permitted under PRE’s Organizational Documents and any indemnification agreement entered into between PRE or any of its Subsidiaries and such Indemnified Party as in effect as of the date of this Agreement.

(b)             The Surviving Company shall, at the Effective Time, purchase, a “tail” directors’ and officers’ liability insurance policy, for PRE’s and its Subsidiaries’ present and former directors and officers who are covered prior to the Effective Time by existing policies of directors’ and officers’ liability insurance, with coverage for six years following the Effective Time and on other terms that provide at least substantially equivalent benefits to the covered persons as such existing policies. If such prepaid “tail policy” has been obtained by the Surviving Company, it shall be deemed to satisfy all obligations pursuant to this Section 6.03(b) and the Surviving Company shall use its reasonable best efforts to cause such “tail policy” to be maintained in full force and effect for its full term and to honor all of its obligations thereunder.

(c)             If the Surviving Company or any of its respective successors or assigns: (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, the Surviving Company or any of its respective successors and assigns, as applicable, shall take such action as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.03.

(d)             This Section 6.03 is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and representatives, and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by Contract, applicable Law or otherwise.

Section 6.04.      Intentionally Left Blank.

Section 6.05.      Employees and Employee Benefits.

(a)             For a period of one (1) year following the Closing Date (the “Continuation Period”), Parent shall, or shall cause the Surviving Company or any of its Affiliates to, provide to each Continuing Employee (i) the same salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time, (ii) the same short-term (annual or more frequent) bonus or commission opportunity provided to such Continuing Employee immediately prior to the Effective Time and (iii) other compensation and benefits (excluding equity and equity-based awards, which will remain discretionary) that are no less favorable in the aggregate, determined on an individual basis, as those provided to such Continuing Employee under the compensation and benefit plans, programs, policies, agreements and arrangements of PRE and its Subsidiaries in effect immediately prior to the Effective Time. Without limiting the foregoing, and with the intention of retaining key employees, it is EXOR’s intention to have PartnerRe implement total compensation packages, including incentive compensation, that will be market competitive and will take into account the prior total compensation opportunity of Continuing Employees.

(b)             Prior to the Effective Time, PRE shall take all actions necessary or required under the ESPP and SSPP (together, the “Purchase Plans”) and any applicable Laws to:

(i) ensure that no offering period shall be authorized or commenced on or after the date of this Agreement; (ii) no PRE employees will be permitted to begin participating in the Purchase Plans, and no existing participants in the Purchase Plans will be permitted to make additional deferrals or increase elective deferral rates in respect of the current offering period under such Purchase Plan, in each case, on or after the date of this Agreement; and (iii) if the Closing shall occur prior to the end of the offering period in existence under the respective Purchase Plan, on the date of this Agreement, cause the rights of participants in such Purchase Plan, as applicable, with respect to any such offering period then underway to be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and by making such other pro rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Purchase Plan. PRE shall terminate each Purchase Plan in its entirety effective as of the Effective Time. Prior to the Effective Time, PRE shall take all actions (including, if appropriate, amending the terms of the Purchase Plans) that are necessary to give effect to the transactions contemplated by this Section 6.05.

(c)             With respect to any employee benefit plan maintained by the Surviving Company or any of its Affiliates in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit for purposes of eligibility to participate and vesting thereunder (but not for purposes of benefit accrual or vesting of equity compensation) for service with PRE or any of its respective Subsidiaries (or predecessor employers to the extent PRE provides such past service credit) to the same extent that such service was recognized as of the Effective Time under a comparable plan of the applicable entity in which the Continuing Employee participated.

Section 6.06.      Stock Exchange Delisting. PRE shall use its reasonable best efforts to cause the PRE Common Shares to be de-listed from the NYSE and deregistered under the Exchange Act promptly following the Effective Time.

Section 6.07.      Intentionally Left Blank.

Section 6.08.      Acquisition Proposals.

(a)             Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York time) on September 14, 2015 (the “Go-Shop Period End Date”, such period, the “Solicitation Period”), PRE and its Subsidiaries and their respective Representatives shall have the right to (i) initiate, solicit or encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal (except that the reference to 15% in such term will be deemed changed to 50% for purposes of this Section 6.08(a)), including by providing information (including non-public information and data) regarding, and affording access to the business, properties, assets, books, records and personnel of, PRE and its Subsidiaries to any Person pursuant to an Acceptable Confidentiality Agreement (it being understood that such Acceptable Confidentiality Agreement (A) must contain “standstill” or similar provisions or otherwise prohibit the making or amendment of any Acquisition Proposal not solicited by the PRE Board to the maximum extent permissible under applicable Law and (B) shall not include an obligation of PRE to reimburse such Person’s expenses); provided, that PRE shall make available to Parent (at substantially the same time) any non-public information concerning PRE or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Parent, and (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons or group of Persons with respect to any Acquisition Proposals and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal. PRE shall promptly (and in any event within 24 hours) notify Parent in writing of the identity of each Person or group of Persons from whom PRE receives an Acquisition Proposal during the Solicitation Period, the material terms and conditions of such Acquisition Proposal (including the financing sources, if applicable), and a copy of such Acquisition Proposal (including any agreements relating to such financing, if applicable).

(b)             Subject to Section 6.08(a) and Section 6.08(d) through Section 6.08(i), PRE agrees that, from the date of this Agreement until the Effective Time or, if earlier, the date of termination of this Agreement in accordance with Article 8, neither it nor any of its Subsidiaries shall, and it shall use its reasonable best efforts to cause its and its Subsidiaries’ directors, officers, employees, agents, investment bankers, attorneys, accountants and other representatives (“Representatives”) not to, directly or indirectly: (i) initiate, solicit or take any action to knowingly facilitate or knowingly encourage any inquiries or requests for information with respect to, the making of, or that could reasonably be expected to result in, an Acquisition Proposal; (ii) enter into, participate or engage in any negotiations concerning, or provide any non-public information or data relating to it or any of its Subsidiaries to any Person or afford access to the resources, properties, assets, books or records of it or any of its Subsidiaries to any Person relating to, in connection with, or in response to an Acquisition Proposal, or any inquiry or indication of interest that could reasonably expected to result in an Acquisition Proposal; (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; (iv) approve or recommend, or propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger or amalgamation agreement, acquisition agreement, option agreement or other similar agreement relating to any Acquisition Proposal (each an “Acquisition Agreement”); (v) terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement (including an Acceptable Confidentiality Agreement) or obligations of any Person (other than in respect of Parent); or (vi) propose publicly or commit, authorize or agree to do any of the foregoing relating to any Acquisition Proposal.

(c)             Subject Section 6.08(d) through Section 6.08(i), prior to the Closing, neither the PRE Board nor any committee thereof shall, directly or indirectly: (i) withhold, withdraw, modify or qualify, or publicly propose to withhold, withdraw, modify or qualify, in a manner adverse to Parent, the PRE Board Recommendation; (ii) approve, adopt, recommend or declare advisable, or publicly propose to approve, adopt, recommend or declare advisable, any Acquisition Proposal or otherwise enter into or permit PRE to enter into any Acquisition Agreement; (iii) if a tender offer or exchange offer for any issued and outstanding shares PRE is commenced prior to obtaining the Requisite PRE Vote, fail to recommend against acceptance of such tender offer or exchange offer by its respective shareholders (including, for these purposes, by taking no position or a neutral position in respect of the acceptance of such tender offer or exchange offer by its shareholders, which shall be deemed to be a failure to recommend against the acceptance of such tender offer or exchange offer) within five Business Days after commencement thereof (or in the event of a change in the terms of the tender offer or exchange offer, within five Business Days of the announcement of such changes); or (iv) fail to include the PRE Board Recommendation in the Proxy Statement (any action described in clauses (i)-(iv) above being referred to as a “Change of Recommendation”).

(d)             Notwithstanding the limitations set forth in Section 6.08(b) and Section 6.08(c), and in addition to the rights of PRE pursuant to Section 6.08(a), until the earlier of receipt of the Requisite PRE Vote and any termination of this Agreement pursuant to Section 8.01, if PRE receives a written unsolicited bona fide Acquisition Proposal that the PRE Board has determined in good faith, after consultation with its outside legal counsel and financial advisors: (i) constitutes a Superior Proposal; or (ii) would reasonably be likely to result in a Superior Proposal, then PRE may: (A) furnish or disclose nonpublic information to the Person making such Acquisition Proposal if, prior to furnishing such information, PRE receives from the third party an executed Acceptable Confidentiality Agreement and (B) engage in discussions or negotiations with such Person with respect to such Acquisition Proposal, in each case only if the PRE Board determines in good faith, after consultation with its outside legal counsel that failure to do so would violate the fiduciary duties of the PRE Board under applicable Law.

(e)             Notwithstanding anything in this Agreement to the contrary, the PRE Board, at any time prior to the receipt of the Requisite PRE Vote, in response to the receipt of a written unsolicited bona fide Acquisition Proposal received after the date of this Agreement (or any bona fide Acquisition Proposal received during the Solicitation Period), which the PRE Board determines in good faith, after consultation with its outside legal counsel and financial advisors constitutes a Superior Proposal, shall be permitted to either: (i) effect a Change of Recommendation or (ii) if the Superior Proposal is received during the Solicitation Period, terminate this Agreement and concurrently enter into a definitive agreement with respect to such Superior Proposal (such agreement, the “Superior Acquisition Agreement”; the termination referred to in clause (ii), a “Go-Shop Termination”); provided, that such Go-Shop Termination must occur no later than the sixth Business Day immediately following the Go-Shop Period End Date; provided, further, that solely with respect to a Change of Recommendation, the PRE Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make such Change of Recommendation would violate the fiduciary duties of the PRE Board under applicable Law. Notwithstanding the foregoing, the PRE Board shall not be permitted to effect such a Change of Recommendation or Go-Shop Termination unless and until (A) at least five Business Days shall have passed following the Parent Board’s receipt of a written notice from PRE (the “Superior

Proposal Notice”) that includes PRE’s reasons for the Change of Recommendation or Go-Shop Termination and the material terms and conditions of any Superior Proposal (including the identity of the party making such proposal and its financing sources (if applicable), the most current version of the proposed agreement relating thereto and any agreement relating to such financing) that is the basis of the proposed Change of Recommendation or Go-Shop Termination (it being understood and agreed that any amendment to the financial or other material terms (including the form or allocation of consideration) of such Superior Proposal shall require a new Superior Proposal Notice and a new five Business Day period during which PRE shall comply with the terms of this Section 6.08), (B) during such five Business Day period (the “Matching Period”) (x) the PRE Board shall have provided the Parent Board with a reasonable opportunity to make any adjustments to the terms and conditions of this Agreement and the Transactions so that such Acquisition Proposal ceases to be a Superior Proposal and shall negotiate with Parent in good faith with respect thereto, and (y) the PRE Board shall have determined in good faith at the end of such Matching Period and, after considering the results of such negotiations and the revised proposals made by Parent, if any, and after consultation with its outside legal counsel and financial advisors that the Superior Proposal, giving rise to such Superior Proposal Notice, continues to be a Superior Proposal and that, solely with respect to a Change of Recommendation, the failure to make such a Change of Recommendation would violate its fiduciary duties under applicable Laws, and (C) the PRE Board has not materially breached its obligations under this Section 6.08. Any purported Go-Shop Termination pursuant to this Section 6.08(e) shall be void and of no force or effect, unless in advance of or concurrently with such termination PRE pays the Go-Shop Termination Fee pursuant to Section 8.02(b).

(f)             Except in the case of a Go-Shop Termination, and notwithstanding any Change of Recommendation or anything else contained in this Agreement: (i) PRE shall call, give notice of, convene and hold the PRE Shareholders Meeting for the purpose of obtaining the Requisite PRE Vote, and nothing contained herein shall relieve PRE of such obligation, and such obligation shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to PRE of any Acquisition Proposal; (ii) the Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Change of Recommendation if and to the extent the PRE Board determines after consultation with outside legal counsel that the failure to include such disclosure would violate applicable Laws; and (iii) PRE shall not take any action knowingly to facilitate such Acquisition Proposal after the Solicitation Period including without limitation in connection with any approvals, except as required by applicable Law.

(g)             Subject to Section 6.08(a), PRE agrees that it and its Subsidiaries shall (i) immediately following execution hereof (and immediately following the Go-Shop Period End Date) cease and cause to be terminated any existing activities, solicitations, discussions or negotiations, if any, with any Person or its Representatives (other than the parties hereto and their respective Representatives) conducted prior to the date of this Agreement (and, subject to Section 6.08(a), prior to the Go-Shop Period End Date) with respect to any Acquisition Proposal, and shall request that any such Person (together with its Representatives) that has executed a confidentiality agreement in connection with an

Acquisition Proposal with it or any of its Subsidiaries within the 24-month period prior to the date hereof (and, subject to Section 6.08(a), prior to the Go-Shop Period End Date) and that is in possession of confidential information heretofore furnished by or on behalf of it or its Subsidiaries, to return or destroy such information as promptly as practicable, (ii) immediately following execution hereof (and immediately following the Go-Shop Period End Date) take all steps necessary (to the extent reasonably possible) to terminate any approval under any confidentiality, “standstill” or similar provision that may have been heretofore given by PRE to any Person to make an Acquisition Proposal and (iii) take the necessary steps to promptly inform its and its Subsidiaries’ Representatives of the obligations undertaken in this Section 6.08.

(h)             From and after the date of this Agreement, PRE shall promptly orally notify Parent of any request for information or any inquiries, proposals or offers relating to an Acquisition Proposal indicating, in connection with such notice, the name of such Person making such request, inquiry, proposal or offer and the material terms and conditions of any proposals or offers (including the identity of the party making such proposal and its financing sources (if applicable), the most current version of the proposed agreement relating thereto and any agreement relating to such financing) and PRE shall provide Parent written notice of any such inquiry, proposal or offer within 24 hours of such event and copies of any written or electronic correspondence to or from any Person making an Acquisition Proposal. PRE shall keep Parent informed orally, as soon as is reasonably practicable, of the status of any such Acquisition Proposal, including with respect to the status and terms of any such proposal or offer and whether any such proposal or offer has been withdrawn or rejected and PRE shall provide to Parent written notice of any such withdrawal or rejection and copies of any written proposals or requests for information within 24 hours. PRE also agrees to provide any information to Parent (not previously provided to Parent) that it is providing to another Person pursuant to this Section 6.08 at substantially the same time it provides such information to such other Person. All information provided to Parent under this Section 6.08 shall be kept confidential by Parent in accordance with the terms of the Confidentiality Agreement.

(i)             Nothing contained in this Agreement shall prevent the PRE Board from complying with its disclosure obligations to the PRE Shareholders contemplated by Rule 14d-9, 14e-2 or Item 1012(a) of Regulation M-A under the Exchange Act.

Section 6.09.      Approvals.

(a)             Other than the Requisite PRE Vote, each of the parties agree to obtain all requisite board of directors, shareholder and member approvals, to the extent not obtained prior to the date of this Agreement, required to be obtained to consummate the Transactions.

(b)             Each of Merger Sub and PRE shall fulfill its obligations, and shall cause each of its Subsidiaries to fulfill each of their respective obligations, to inform and consult, under applicable Law, with any employee representative bodies (including any unions, labor organizations or works councils) which represent employees affected by the Transactions.

Section 6.10.      Financing.

(a)             Parent shall use its reasonable best efforts to take all actions and to do or cause to be done all things necessary, proper or advisable to obtain the proceeds of the Facilities on the terms and conditions set forth in the Facilities Agreement. Parent shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Facilities Agreement without the prior written consent of PRE if such amendment, modification or waiver (i) reduces the aggregate amount of the Facilities by an amount or (ii) adversely expands, amends or modifies any of the conditions precedent to the Facilities in a manner, in each case that would reasonably be expected to prevent or materially delay the ability of Parent to consummate the Closing on the Closing Date.

(b)             Parent shall use reasonable best efforts to (i) satisfy (or, if deemed advisable by Parent, seek the waiver of) on a timely basis all conditions applicable to Parent that are within its control as set forth in the Facilities Agreement, (ii) upon satisfaction of such conditions, cause the funding of the Facilities at or prior to Closing, and (iii) give PRE prompt notice (A) of any material breach by any party to the Facilities Agreement of which Parent has become aware or (B) if Parent no longer believes in good faith that it will be able to obtain the Facilities on the terms set forth in the Facilities Agreement.

(c)             If any portion of the Facilities necessary to consummate the Closing becomes unavailable on the terms and conditions contemplated in the Facilities Agreement, Parent shall promptly notify PRE and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources for such portion as promptly as practicable following such event on terms no less favorable to Parent as to conditionality than those contained in the Facilities Agreement and in an amount sufficient for Parent to consummate the Closing. If Parent proceeds with such alternative financing, it shall be subject to the same obligations with respect to such alternative financing as those set forth in the foregoing clauses (a) and (b) with respect to the Facilities. For the avoidance of doubt, all references herein to the Facilities shall be deemed to include such alternative financing, and all references to the Facilities Agreement shall be deemed to include the definitive agreement governing such alternative financing.

Section 6.11.      Restrictions on Distributions. From and after the Closing until December 31, 2020, neither the Surviving Company nor any of its Subsidiaries shall: (a) declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any Junior Shares; or (b) redeem, purchase or otherwise acquire any Junior Shares (excluding any redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary of the Company) (any restricted dividend, distribution, redemption, repurchase or acquisition referred to in clauses (a) and (b) collectively, “Distributions”), except for Distributions declared or paid with respect to any fiscal quarter that are less than, in the aggregate, 67% of the Surviving Company’s net income, as determined in accordance with GAAP (“Net Income”) during such fiscal quarter (the “Distributable Amount”); provided, that with respect to the first fiscal quarter immediately following the Closing Date, the “Distributable Amount” shall be defined as the sum of (i) 67% of the

Surviving Company’s Net Income during such fiscal quarter, plus (ii) (A) 67% of PRE’s Net Income during the 2015 fiscal year, minus (B) the sum of (x) the aggregate amount of ordinary course quarterly cash dividends on PRE Common Shares paid during the 2015 fiscal year plus (y) the aggregate amount paid by PRE during the 2015 fiscal year to repurchase PRE Common Shares (the “Initial Distributable Amount”); provided, further, that if the Surviving Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Surviving Company’s Net Income during such subsequent fiscal quarters.

Section 6.12.      Exchange Offer.

(a)             As soon as reasonably practicable following the date hereof, until the earlier of (i) the receipt by PRE of a Ruling (as defined below) and (ii) the Closing Date, Parent and PRE shall use their respective commercially reasonable efforts to take or cause to be taken all actions and prepare all documentation reasonably required to obtain a private letter ruling from the U.S. Internal Revenue Service (“IRS”) satisfactory to Parent to the effect that (A) the issuance of the Exchange Securities (as defined below) will not result in the Exchange Securities being treated as “fast-pay stock” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)); (B) the Exchange Securities will not be part of a “fast-pay arrangement” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)); (C) the issuance or ownership of the Exchange Securities will not be treated as a “listed transaction” (within the meaning of Treasury Regulations Section 1.6011-4(b)(2)) (a “Listed Transaction”); (D) none of the Surviving Company or its shareholders will be treated as having “participated” (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in a Listed Transaction as a result of the issuance or ownership of the Exchange Securities; or (E) the Surviving Company and its shareholders will otherwise be deemed to have satisfied, or will not be subject to, the U.S. federal income Tax requirements applicable to disclosure of Listed Transactions to the extent related to the issuance or ownership of the Exchange Securities (any of clauses (A) through (E), a “Ruling”). If PRE enters into a pre-filing agreement or a closing agreement from the IRS confirming any of the conclusions set forth in clauses (A)-(E), such agreement shall be deemed to be a Ruling for purposes of this Section 6.12.

(b)             If, and only if, PRE receives a Ruling prior to the Closing Date, then the Surviving Company shall use its commercially reasonable efforts to commence an exchange offer promptly to exchange a newly issued series of preferred shares of the Surviving Company (“Exchange Securities”) for each series of Surviving Company Preferred Shares, with the Exchange Securities having identical terms in all material respects to the applicable series of Surviving Company Preferred Shares, except with respect to the terms described on Exhibit A hereto, and subject to the conditions therein (the “Exchange Offer”). The Surviving Company shall use its commercially reasonable efforts to complete the Exchange Offer not later than 180 days following the Closing Date. The Surviving Company shall keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the Exchange Offer; provided, that in no event shall such period be less than 20 Business Days after the date of notice of the Exchange Offer is mailed to holders of the Surviving Company Preferred Shares.

(c)             If PRE does not receive a Ruling prior to the Closing Date, then:

(i)            As an inducement to the holders of the PRE Preferred Shares to have encouraged the PRE Board to enter into this Agreement, at or as soon as reasonably practicable following the Effective Time, Parent Guarantor shall deposit, or shall cause to be deposited, with the Paying Agent $42,687,500 (the “Preferred Payment Fund”), which amount shall be distributed to the holders of record of PRE Preferred Shares as of the Effective Time, on a pro rata basis in accordance with their respective PRE Preferred Percentage Interest; provided, that if any PRE Preferred Shares are redeemed, repurchased or otherwise acquired by PRE or any of its Subsidiaries on or after the date hereof, the Preferred Payment Fund shall be proportionately adjusted downward to ensure that each holder of record of PRE Preferred Shares as of the Effective Time is eligible to receive the same payment as such holder would have received based on the number of outstanding PRE Preferred Shares on the date hereof.

(ii)           At or as soon as reasonably practicable following the Effective Time, Parent shall use its commercially reasonable efforts to obtain an opinion of Paul, Weiss, counsel to Parent, substantially in the form attached hereto as Exhibit C, to the effect that the Alternate Exchange Offer (as defined below) will not result in the Alternate Exchange Securities (as defined below) being treated as “fast-pay stock” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)(2)) (the “Alternate Tax Opinion”). For the avoidance of doubt, Parent and Merger Sub have been advised by Paul, Weiss, that based on applicable U.S. federal income Tax Law as of the date hereof, as well as the facts and circumstances of the PRE Preferred Shares and the Alternate Exchange Offer that exist as of the date hereof, consummation of the Alternate Exchange Offer (as defined below)) on the date hereof, would not result in the Alternate Exchange Securities being treated as “fast-pay stock” (within the meaning of Treasury Regulations Section 1.7701(l)-3(b)(2)), and if the Surviving Company were its client, it would be able to provide to the Surviving Company the Alternate Tax Opinion, in the form attached hereto as Exhibit C.

(iii)           Parent shall cause the Surviving Company to use its commercially reasonable efforts to promptly commence an exchange offer on the same terms as the Exchange Offer, but without giving effect to the 100 basis point increase in the dividend rate with respect to each newly issued series of preferred shares of the Surviving Company (such newly issued series of preferred shares, the “Alternate Exchange Securities” and such exchange offer, the “Alternate Exchange Offer”); provided, that if Parent has not received the Alternate Tax Opinion prior to commencement of the Alternate Exchange Offer, then Parent shall disclose such fact in the relevant documents prepared in connection with such Alternate Exchange Offer. The Surviving Company shall use its commercially reasonable efforts to complete the Alternate Exchange Offer not later than 180 days following the Closing Date. The Surviving Company shall keep the Alternate Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the Alternate Exchange Offer; provided, that in no event shall such period be less than 20 Business Days after the date of notice of the Alternate Exchange Offer is mailed to holders of the Surviving Company Preferred Shares.

Section 6.13.      EXOR Shares.

(a)             From the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms, Parent Guarantor shall not, and shall cause its Affiliates not to, (A) Transfer any PRE Common Shares or PRE Preferred Shares held by such Persons from time to time (the “EXOR Shares”) to any other Person (other than any direct or indirect wholly-owned Subsidiary of Parent Guarantor, so long as such transferee remains a direct or indirect wholly-owned Subsidiary of Parent Guarantor), or (B) enter into any Hedging Arrangement, except in each case with the prior written consent of the PRE Board.

(b)             Parent Guarantor hereby agrees to vote, and to cause its Affiliates to vote, all EXOR Shares that it or its Affiliates are entitled to vote at the PRE Shareholder Meeting, and at any adjournment thereof, or with respect to any action by written consent, to approve and adopt this Agreement, the Merger and all agreements related to the Merger and any proposals related thereto (including the PRE Bye-law Amendment).

(c)             If (i) PRE has entered into a Superior Acquisition Agreement prior to the Go-Shop Period End Date in accordance with the terms of this Agreement and (ii) the consideration provided to holders of PRE Common Shares under such Superior Acquisition Agreement is entirely cash (an “All-Cash Transaction”), then Parent Guarantor hereby agrees, for so long as it holds any EXOR Shares, to vote, and to cause its Affiliates to vote, all EXOR Shares that it and its Affiliates are entitled to vote at the time of any vote or with respect to any action by written consent, to approve and adopt the Superior Acquisition Agreement and all agreements and proposals related thereto and all transactions contemplated thereby at any meeting of the shareholders of PRE, and at any adjournment thereof, at which such Superior Acquisition Agreement and other related agreements (or any amended version thereof), or such other proposals, or the transactions contemplated thereby are submitted for the consideration and vote of the shareholders of PRE (a “Superior Acquisition Meeting”), in each case solely to the extent such vote remains consistent with the then current recommendation of the PRE Board.

(d)             If (i) PRE has entered into a Superior Acquisition Agreement for the sale of PRE to a party other than AXIS prior to the Go-Shop Period End Date in accordance with the terms of this Agreement, (ii) some or all of the consideration provided to holders of PRE Common Shares under such Superior Acquisition Agreement consists of securities of a third party public company listed on the NYSE, NASDAQ Global Market, London Stock Exchange, Frankfurt Stock Exchange, Euronext or SIX Swiss Exchange (the “Third Party Securities”) and (iii) the implied per share value of PRE Common Shares under such transaction calculated using the VWAP of the Third Party Securities during the twenty consecutive trading day period immediately following the termination date of this Agreement, plus the amount of any cash component (including any special dividends conditioned on and payable at or shortly following the closing of such transaction), if any, exceeds $140.50 (an “Abstention Transaction”), then Parent Guarantor hereby agrees, for so long as it holds any EXOR Shares, to abstain, and to cause its Affiliates to abstain, from voting any EXOR Shares that it and its Affiliates are entitled to vote at the time of any vote or with respect to any action by written consent, to approve and adopt the Superior Acquisition Agreement and all agreements and proposals related thereto and all transactions contemplated thereby at a Superior Acquisition Meeting, solely to the extent that the PRE Board continues to recommend that shareholders adopt such Superior Acquisition Agreement at the Superior Acquisition Meeting.

(e)             If PRE has entered into a Superior Acquisition Agreement that is not an All-Cash Transaction or an Abstention Transaction, then Parent Guarantor and its Affiliates shall have the right to vote the EXOR Shares in any manner (in their sole discretion), irrespective of any recommendation of the PRE Board.

(f)             Notwithstanding anything to the contrary in this Section 6.13, Parent Guarantor and its Affiliates shall have the right to Transfer any or all EXOR Shares at any time and from time to time, free of any restrictions contained in Section 6.13(b)-(d), following the earlier of the Effective Time and the termination of this Agreement in accordance with its terms. For the avoidance of doubt, the restrictions contained in Section 6.13(b)-(d) are the sole commitments relating to the voting of EXOR Shares, and are not intended to restrict voting rights on any other matters or any other activities of Parent Guarantor or its Affiliates relating to the EXOR Shares.

(g)             Until the later of (i) termination of this Agreement in accordance with its terms or (ii) the day following the conclusion of a Superior Acquisition Meeting at which a Superior Acquisition Agreement and all proposals relating thereto are voted on by holders of PRE Common Shares and PRE Preferred Shares (as applicable), Parent Guarantor shall not, and shall cause its Affiliates not to, without the prior written consent of PRE, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any EXOR Shares (other than in connection with a Transfer of such EXOR Shares permitted under the terms of this Agreement).

(h)             For the purposes of this Section 6.13, “Transfer” means, with respect to the EXOR Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such EXOR Shares or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such EXOR Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing; provided, that a Transfer shall not include any restriction, negative pledge or encumbrance under the Facilities Agreement.

Article 7
Conditions

Section 7.01.      Conditions to the Obligations of Each Party. The obligation of each party to consummate the Transactions shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a)             Shareholder Approval. PRE shall have obtained the Requisite PRE Vote in accordance with its Bye-Laws and applicable Law.

(b)             Intentionally Left Blank.

(c)             Transaction Approvals. All Transaction Approvals shall have been filed, have occurred or been obtained and shall be in full force and effect or the waiting periods applicable thereto shall have terminated or expired, in each case, without any Regulatory Material Adverse Effect.

(d)             Intentionally Left Blank.

(e)             No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Merger or the other Transactions.

Section 7.02.      Conditions to Obligations of PRE. The obligations of PRE to consummate the Transactions shall be subject to the satisfaction of the following conditions unless waived by PRE on or prior to the Closing Date:

(a)             Representations and Warranties. The representations and warranties of Parent, Merger Sub and Parent Guarantor set forth in Article 4 shall be true and correct in all respects, without regard to any “materiality” or “Material Adverse Effect” qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)             Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)             Certification. PRE shall have received a certificate signed on behalf of Parent by an executive officer of Parent, certifying that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03.      Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the satisfaction of the following conditions unless waived by Parent on or prior to the Closing Date:

(a)             Representations and Warranties. (i) Each of the representations and warranties of PRE set forth in Section 3.02(a) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date); (ii) the representations and warranties of PRE set forth in Section 3.02(b)-3.02(g) (Capitalization), Section 3.03 (Corporate Authorization), Section 3.05 (Enforceability), Section 3.09 (Vote Required), Section 3.13(b)-(c) (Absence of Certain Changes), Section 3.24 (Takeover Statutes), Section 3.30 (Brokers and Finders) and Section 3.32 (Termination of AXIS Agreement), that are not qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all material respects, and all of such representations that are so qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects, in each case as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); (iii) the representations and warranties contained in Section 3.13(d) shall be true and correct in all respects and (iv) the other representations and warranties of PRE set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Material Adverse Effect” qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)             Performance of Obligations of PRE. PRE shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

(c)             Certification. Parent shall have received a certificate signed on behalf of PRE by the Chief Executive Officer or the Chief Financial Officer of PRE, certifying that the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(d) have been satisfied.

(d)             No Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, event or occurrence that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Article 8
Termination and Amendment

Section 8.01.      Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a)             by mutual written consent of Parent and PRE by action of their respective boards of directors;

(b)             by either Parent or PRE if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or if any Order enjoins, restrains or otherwise prohibits Parent or PRE from consummating the Transactions and such Law or Order shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose failure to comply in any material respect with any covenant or obligation under this Agreement has primarily caused the issuance of any such Order;

(c)             by either Parent or PRE if the Transactions shall not have been consummated on or prior to one year from the date hereof (the “End Date”); provided, that, the right to terminate this Agreement under this Section 8.01(c) shall not be available to any party whose failure to comply in any material respect with any covenant or obligation under this Agreement has primarily contributed to the failure of the Transactions to occur on or before the End Date;

(d)             by Parent prior to obtaining the Requisite PRE Vote: (i) (A) if the PRE Board shall effect a Change of Recommendation; (B) if the PRE Board fails to reaffirm publicly the PRE Board Recommendation within two Business Days following the Solicitation Period; (C) if an Acquisition Proposal with respect to PRE was publicly announced or disclosed after the Solicitation Period (or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal after the Solicitation Period) and the PRE Board fails to reaffirm publicly the PRE Board Recommendation within five Business Days after receipt of a written request from Parent to do so (other than in connection with a tender offer or exchange offer contemplated by Section 6.08(c)(iii)); or (D) the PRE Board publicly announces an intention to take any of the foregoing actions; or (ii) PRE has materially breached its obligations under Section 5.01(d) or Section 6.08;

(e)             Intentionally Left Blank.

(f)             by Parent or PRE if at the PRE Shareholders Meeting (including any adjournment or postponement thereof) the Requisite PRE Vote shall not have been obtained;

(g)             Intentionally Left Blank.

(h)             by Parent or PRE if there shall have been a breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure of one or more of the conditions set forth in Section 7.02(a) or Section 7.02(b) (in the case of a breach by Parent) or Section 7.03(a) or Section 7.03(b) (in the case of a breach by PRE) to be satisfied on or prior to the End Date, and such breach shall not be capable of being cured or shall not have been cured within 30 Business Days after detailed written notice thereof shall have been received by the party alleged to be in breach; or

(i)             by PRE prior to the sixth Business Day immediately following the Go-Shop Period End Date, in accordance with and subject to the terms and conditions of Section 6.08(e); provided, that PRE shall concurrently with such termination enter into the Superior Acquisition Agreement.

Section 8.02.      Effect of Termination.

(a)             In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement, except for the provisions of the second sentence of Section 5.02, Section 6.13, this Section 8.02 and Sections 9.02 through 9.12, shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders with respect thereto. Notwithstanding the foregoing, nothing in this Section 8.02 shall relieve any party to this Agreement of liability for fraud or any willful and intentional breach of any provision of this Agreement and, if it shall be judicially determined that termination of this Agreement was caused by a willful and intentional breach of this Agreement, then, in addition to other remedies at law or equity for a willful and intentional breach of this Agreement, the party so found to have willfully and intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective reasonable out-of-pocket costs, fees and expenses of their counsel, accountants, financial advisors and other experts and advisors as well as fees and expenses incident to negotiation, preparation and execution of this Agreement, including related severance costs and expenses and related documentation and shareholders’ meetings and consents (collectively, “Costs”); provided, however, that upon payment by (x) PRE of the Termination Fee in full or (y) Parent of the Partial AXIS Reimbursement in full, PRE or Parent (as applicable) shall no longer be required to indemnify and hold harmless Parent and Merger Sub, or PRE (as applicable), for their Costs pursuant to this Section 8.02(a). No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.

(b)             If this Agreement is terminated by PRE pursuant to Section 8.01(i), then PRE will, concurrently with such termination, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to $135,000,000 (the “Go-Shop Termination Fee”).

(c)             If this Agreement is terminated by Parent for any reason pursuant to Section 8.01(d), then PRE will, within three Business Days following any such termination, pay to Parent or its designee in cash by wire transfer in immediately available funds to an account designated by Parent a termination fee in an amount equal to $250,000,000 (the “Termination Fee”).

(d)             Intentionally Left Blank.

(e)             If either party terminates this Agreement pursuant to Section 8.01(f) because the Requisite PRE Vote has not been obtained, then PRE shall, as promptly as reasonably practicable (and in any event within three Business Days following such termination), pay to Parent, by wire transfer in immediately available funds, an amount equal to $55,000,000 (the “No Approval Fee”); provided, that if: (i) an Acquisition Proposal in respect of PRE was publicly announced or disclosed (or any Person shall have publicly announced an intention to make an Acquisition Proposal in respect of PRE) prior to the PRE Shareholders’ Meeting at which the Requisite PRE Vote (including any adjournment or postponement thereof) was not obtained; and (ii) PRE, within 12 months after the date of such termination, enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then PRE will, prior to the earlier of the consummation of a Business Combination or execution of a definitive agreement with respect thereto, also pay to Parent or its designee, in cash by wire transfer in immediately available funds to an account designated by Parent, the Termination Fee less the No Approval Fee.

(f)             Intentionally Left Blank.

(g)             Intentionally Left Blank.

(h)             If this Agreement is terminated (A) by PRE or Parent pursuant to Section 8.01(c), and at such time all of the conditions set forth in Section 7.01 (other than Section 7.01(c) or Section 7.01(e) (only to the extent that a Law or Order making the condition in Section 7.01(e) incapable of being satisfied is enacted, issued, promulgated, enforced or entered by a Governmental Entity in connection with the Transaction Approvals)) and Section 7.03 have been satisfied (other than those conditions that have been waived by Parent, if and to the extent such waiver is permitted by applicable Law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the Closing, but are capable of being satisfied at such time), or (B) by PRE or Parent pursuant to Section 8.01(b) (only to the extent that the Law or Order giving rise to the termination right pursuant to Section 8.01(b) is enacted, issued, promulgated, enforced or entered by a Governmental Entity in connection with the Transaction Approvals; provided, that any law, statute, ordinance, rule, regulation, agency requirement of general application or published interpretation of any Governmental Entity will only be considered final and non-appealable prior to the End Date for purposes of this clause (B) if the Transaction Approval has been expressly denied in a writing delivered to the parties from the relevant Governmental Entity with competent jurisdiction and such written decision is not subject to change, further review or appeal or any administrative or legislative overturn, regardless of any efforts or actions of the parties or their Affiliates), then Parent shall, as promptly as practicable (and in any event within three Business Days following the termination), pay to PRE or its designee in cash by wire transfer in immediately available funds to an account designated by PRE an amount equal to $225,000,000 as partial reimbursement for the payment by PRE of the AXIS Termination Fee (the “Partial AXIS Reimbursement”).

(i)             If this Agreement is terminated by Parent for any reason pursuant to Section 8.01(h) or by either Parent or PRE pursuant to Section 8.01(c) (i) following the public announcement or disclosure of an Acquisition Proposal in respect of PRE or the intention by any Person to make such an Acquisition Proposal and (ii) within 12 months after the date of such termination pursuant to Section 8.01(h) or Section 8.01(c), PRE enters into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement with respect to, or publicly announces, a Business Combination or consummates a Business Combination, then PRE will, upon the earlier to occur of the entering into such letter of intent, agreement-in principle, acquisition agreement or other similar agreement and the consummation of such Business Combination, pay to Parent or its designee, in cash by wire transfer in immediately available funds to an account designated by Parent, the Termination Fee.

(j)             For the purposes of this Section 8.02, “Business Combination” means: (i) a merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving PRE as a result of which the shareholders of PRE prior to such transaction in the aggregate cease to own more than 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate entity thereof); (ii) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 50% voting or economic interest in PRE; or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 50% of the consolidated assets (including stock of the respective Subsidiaries of PRE), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization of PRE and its Subsidiaries, taken as a whole.

(k)             The parties acknowledge and agree that in no event shall PRE be required to pay the Termination Fee on more than one occasion. In the event the Termination Fee is paid to Parent in accordance with this Section 8.02, such payment shall be the sole and exclusive remedy of Parent and its Subsidiaries, shareholders and Representatives against PRE or any of its Subsidiaries, shareholders and Representatives with respect to the termination, event or breach giving rise to that payment, except in the case of fraud or any willful or intentional breach of any provision of this Agreement.

(l)             Upon any termination of this Agreement in circumstances where the Termination Fee, the Go-Shop Termination Fee, or the No Approval Fee is payable, PRE shall, in addition to payment of the Termination Fee, the Go-Shop Termination Fee or the No Approval Fee (as applicable), reimburse Parent and its Affiliates (by wire transfer of immediately available funds), no later than three Business Days after such termination, for 100% of their out-of-pocket fees, costs, obligations owed to third parties and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in contemplation of, in connection with or in any way relating to the consideration, negotiation or implementation of this Agreement or the Transactions and other actions contemplated hereby in an amount not to exceed $35,000,000.

(m)             Parent and PRE each acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither party would enter into this Agreement. Accordingly, if PRE or Parent fails promptly to pay any amount due to the other party pursuant to this Section 8.02 (the “Defaulting Party”), it shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against the Defaulting Party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Section 8.03.      Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Requisite PRE Vote, but after any such approval, no amendment shall be made which by Law requires further approval or authorization by the shareholders of PRE without such further approval or authorization. This Agreement may not be amended except by an instrument or instruments in writing signed and delivered by an authorized representative of each of the parties.

Section 8.04.      Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to PRE) and PRE (with respect to Parent) by action taken or authorized by their respective boards of directors, may, to the extent legally allowed (a) extend the time for the performance of any of the obligations or other acts of such other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement by a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. No delay by any party in exercising any right hereunder shall operate as a waiver of such right, nor shall any waiver by any party of any such right nor any single or partial exercise of any such right preclude any further exercise of such right or the exercise of any other such right.

Article 9
Miscellaneous

Section 9.01.      Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for those covenants and agreements contained in this Agreement and such other instruments that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article 9.

Section 9.02.      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including electronic mail transmission, so long as a receipt of such email is requested and received) and shall be given and shall be deemed given upon receipt if delivered personally, telecopied (delivery of which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties (delivery of which is confirmed) or by registered or certified mail (postage paid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, addressed to it at:

c/o Exor N.V.
Postbus 11063
1001 GB Amsterdam

Attention:	Marco Benaglia
Facsimile:	00352 22 7841
Email:	m.benaglia@lu.exor.com

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019

Attention:	Toby S. Myerson Kelley D. Parker
Facsimile:	(212) 492-0033
Email:	tmyerson@paulweiss.com kparker@paulweiss.com

if to PRE:

PartnerRe Ltd.
Wellesley House South,
90 Pitts Bay Road
Pembroke HM 08, Bermuda

Attention:	Mark Wetherhill / Chief Legal Counsel
Facsimile:	+1 441 292 3060
Email:	marc.wetherhill@partnerre.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention:	Phillip R. Mills
Facsimile:	(212) 701-5800
Email:	phillip.mills@davispolk.com

Section 9.03.      Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference shall be to an Article, Section, Annex or Exhibit of this Agreement unless otherwise indicated to the contrary. The descriptive

Article and Section headings and the table of contents contained in this Agreement are for reference purposes only and are not intended to be part of and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined in such certificate or other document. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Where a word or phrase is defined in this Agreement, each of its other grammatical forms shall have a corresponding meaning. Any statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The parties have participated jointly in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted jointly by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “herewith” and “hereby” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be construed non-exclusively. The phrase “ordinary course of business” shall be construed to be followed by the phrase “consistent with past practice” regardless of whether such phrase is expressed. The phrases “the date of this Agreement,” “the date hereof” and words of similar import, shall be deemed to refer to the date set forth on the cover page of this Agreement. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement. References to “dollars” or “$” are to United States dollars. Each section or subsection of the PRE Disclosure Letter or Parent Disclosure Letter, as applicable, qualifies the correspondingly numbered representation, warranty or covenant of the Agreement; provided, that information disclosed in one section or subsection of the PRE Disclosure Letter or Parent Disclosure Letter, as applicable, shall be deemed to be included in each other section or subsection of such disclosure letter in which the relevance of such information would be readily apparent on the face thereof. Unless the context shall require otherwise, any Contracts, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such Contracts, documents, instruments or Laws as from time to time may be amended, modified or supplemented, including (i) in the case of Contracts, documents or instruments, by waiver or consent and (ii) in the case of Laws, by succession of comparable successor statutes; provided, that with respect to Contracts, such rule of construction shall only be effective with respect to amendments, modification or supplements effected prior to the date hereof. All references in this

Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law.

Section 9.04.      Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which shall constitute an original. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.05.      Entire Agreement. This Agreement (including the Exhibits and Annexes hereto), the Parent Disclosure Letter, the PRE Disclosure Letter, the Statutory Merger Agreement and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings or representations by or among the parties whether written and oral with respect to the subject matter hereof and thereof. The Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement. Each party hereby disclaims any other representation, warranty or inducement, express or implied, as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, the Statutory Merger Agreement or the Transactions.

Section 9.06.      Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 9.07.      Third-Party Beneficiaries. Except (a) for the Indemnified Parties intended to benefit from the provisions of Section 6.03 and (b) the record holders of PRE Preferred Shares solely with respect to the provisions of Sections 6.11 and 6.12, nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries or confer upon any Person other than the parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.08.      Governing Law. This Agreement shall be governed by and construed with regard to, in all respects, including as to validity, interpretation and effect, the Laws of the State of New York with respect to contracts performed within that state; provided, that any provisions of this Agreement which relate to the exercise of a director or officer’s fiduciary duties, statutory duties, obligations and/or statutory provisions, or which arise under, the laws of Bermuda (including but not limited to mergers under the Companies Act) shall be governed by and in accordance with the laws of Bermuda.

Section 9.09.      Consent to Jurisdiction; Venue. Each party irrevocably and unconditionally consents, agrees and submits to the exclusive jurisdiction of the Supreme Court of Bermuda (and appropriate appellate courts therefrom) (the “Chosen Courts”), for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof. Each party agrees to commence any litigation, action, suit or proceeding relating hereto only in the Supreme Court of Bermuda, or if such litigation, action, suit or other proceeding may not be brought in such court for reasons of subject matter jurisdiction, in the other appellate courts therefrom or other courts of Bermuda. Each party irrevocably and unconditionally waives any objection to the laying of venue of any litigation, action, suit or proceeding with respect to the subject matter hereof in the Chosen Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably and unconditionally consents to and grants any such court jurisdiction over the Person of such parties and, to the extent legally effective, over the subject matter of any such dispute and agrees that mailing of process or other documents in connection with any such action or proceeding in the manner provided in Section 9.02 hereof or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof. The parties agree that a final judgment in any such litigation, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 9.10.      Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached or violated, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy under applicable Law. Accordingly, each party agrees that, in addition to all other remedies to which it may be entitled, each of the parties is entitled to a decree of specific performance and shall further be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any Legal Action should be brought in equity to enforce any of the provisions of this Agreement, no party will allege, and each party hereby waives the defense, that there is an adequate remedy under applicable Law.

Section 9.11.      Assignment. Neither this Agreement nor any of the rights, interests or obligations arising under this Agreement shall be directly or indirectly assigned, delegated sublicensed or transferred by any of the parties (whether by operation of law or otherwise), in whole or in part, to any other Person (including any bankruptcy trustee) without the prior written consent of the other parties; provided, that Parent and Merger Sub may assign any of their respective rights and obligations to any financing source for security purposes, and the enforcement of all rights and remedies that Parent and Merger Sub, as applicable, has against PRE, but no such assignment will relieve Parent and

Merger Sub, as the case may be, of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.12.      Expenses. Subject to the provisions of Section 8.02, all costs and expenses (including those payable to Representatives) incurred in connection with this Agreement and the Transactions and shall be paid by the party incurring such expenses, except that those expenses incurred in connection with filing, printing, and mailing the Proxy Statement (including filing fees related thereto) and those expenses incurred in connection with obtaining the Transaction Approvals will be shared equally by Parent and PRE.

Section 9.13.      Guarantee. Parent Guarantor absolutely, irrevocably and unconditionally guarantees the full and timely payment and performance of the obligations of Parent when due and payable or required to be performed, as applicable, in accordance with this Agreement. If Parent fails to discharge any of its obligations when due under this Agreement, upon written notice from PRE to Parent Guarantor of such failure, Parent Guarantor will perform and discharge such obligations. To enforce the obligations of Parent Guarantor in this Section 9.13, it shall not be necessary for PRE first to (a) institute suit or exhaust its remedies against Parent or any other Person, (b) join Parent or any other Person in any action seeking to enforce any obligation hereunder or (c) resort to any other means of obtaining payment or enforcement of the obligations of Parent. The guarantee set forth in this Section 9.13 is a continuing and absolute guarantee, and it will not be discharged, and will remain in full force and effect, until the full payment and performance required to be paid and performed by Parent pursuant to this Agreement is satisfied. The guarantee set forth in this Section 9.13 shall immediately and automatically terminate upon the full payment and performance of all amounts and obligations required to be paid and performed by Parent pursuant to the terms of this Agreement. In addition to the obligations of Parent Guarantor contained in this Section 9.13, Parent Guarantor intends to be directly bound by Section 6.12(c)(i).

Section 9.14.      Defined Terms. For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“Abstention Transaction” shall have the meaning set forth in Section 6.13(d).

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by PRE from and after the date of this Agreement that contains customary confidentiality and other terms that are not materially less favorable in the aggregate to PRE than those contained in the Confidentiality Agreement.

“Acquisition Agreement” shall have the meaning set forth in Section 6.08(a).

“Acquisition Proposal” means any proposal or offer made by any Person (other than Parent and its Subsidiaries) with respect to: (i) a merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, dissolution, liquidation or similar transaction involving PRE; (ii) any purchase of an equity interest (including by means of a tender or exchange offer) representing an amount equal to or greater than a 15% voting or economic interest in PRE; or (iii) any purchase of assets, securities or ownership interests representing an amount equal to or greater than 15% of the consolidated assets (including stock of the respective Subsidiaries of PRE), consolidated net revenues or earnings before interest, Taxes, depreciation and amortization of PRE and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Introduction.

“All-Cash Transaction” shall have the meaning set forth in Section 6.13(c).

“Alternate Exchange Offer” shall have the meaning set forth in Section 6.12(c)(iii).

“Alternate Exchange Securities” shall have the meaning set forth in Section 6.12(c)(iii).

“Alternate Tax Opinion” shall have the meaning set forth in Section 6.12(c)(ii).

“Applicable SAP” means, with respect to any Insurance Subsidiary of PRE the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the Insurance Regulator of the jurisdiction of domicile of such PRE Insurance Subsidiary under applicable Insurance Law.

“Appraised Fair Value” means the fair value of a PRE Dissenting Share as appraised by the Supreme Court of Bermuda, under Section 106(6) of the Companies Act.

“Associate” shall mean each officer or other employee, or individual who is an independent contractor, consultant or director of PRE.

“Assumed Reinsurance Contract” shall mean means a reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement or Contract under which any PRE Insurance Subsidiary is the reinsurer or retrocessionaire.

“AXIS” shall have the meaning set forth in the Recitals.

“AXIS Agreement” shall have the meaning set forth in the Recitals.

“AXIS Termination Fee” shall have the meaning set forth in the Recitals.

“Benefit Plans” shall have the meaning set forth in Section 3.18(a).

“Business Combination” shall have the meaning set forth in Section 8.02(j).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, Milan or Bermuda are obligated by Law or executive order to be closed.

“Bye-Laws” shall have the meaning set forth in Section 3.01(c).

“Ceded Reinsurance Contract” means a reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement or Contract under which any Insurance Subsidiary of PRE is a cedent or retrocedent.

“Certificate of Merger” shall have the meaning set forth in Section 1.01.

“Change of Recommendation” shall have meaning set forth in Section 6.08(c).

“Chosen Courts” shall have the meaning set forth in Section 9.09.

“Closing” shall have the meaning set forth in Section 1.02.

“Closing Date” shall have the meaning set forth in Section 1.02.

“Code” shall have the meaning set forth in the Recitals.

“Companies Act” shall have the meaning set forth in the Recitals.

“Conditional Dividend Record Date” shall have the meaning set forth in Section 6.01(b).

“Conditional Extraordinary Dividend” shall have the meaning set forth in Section 6.01(b).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.02.

“Continuation Period” shall have the meaning set forth in Section 6.05(a).

“Continuing Employee” shall mean any employee of PRE or any of its Subsidiaries who continues employment with the Surviving Company or any of its Affiliates.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

“Costs” shall have the meaning set forth in Section 8.02(a).

“Data Protection Laws” means any data protection Laws and regulations in the United States of America, the European Union, or elsewhere in the world.

“Defaulting Party” shall have the meaning set forth in Section 8.02(m).

“Distributable Amount” shall have the meaning set forth in Section 6.11.

“Distributions” shall have the meaning set forth in Section 6.11.

“Effective Time” shall have the meaning set forth in Section 1.01.

“End Date” shall have the meaning set forth in Section 8.01(c).

“Environmental Law” means any applicable Law that has as its principal purpose the protection of the environment.

“Equity Award” shall have the meaning set forth in Section 3.02(a).

“ERISA” shall have the meaning set forth in Section 3.18(a).

“ESPP” shall mean PRE’s 2009 Employee Share Purchase Plan.

“Exchange Act” shall have the meaning set forth in Section 3.08(b).

“Exchange Offer” shall have the meaning set forth in Section 6.12(b).

“Exchange Securities” shall have the meaning set forth in Section 6.12(b).

“Excluded Shares” shall have the meaning set forth in Section 2.01(a).

“EXOR Shares” shall have the meaning set forth in Section 6.13(a).

“Facilities” shall mean, collectively, each “Facility” as defined in the Facilities Agreement.

“Facilities Agreement” shall mean that certain Agreement, dated as of May 11, 2015, by and among the Parent Guarantor, Parent, Citigroup Global Markets Limited and Morgan Stanley Bank International Limited as mandated lead arrangers, the financial institutions listed on Schedule 1 thereto, and Citibank International Limited as facility agent (as amended, supplemented or otherwise modified from time to time to the extent not prohibited by Section 6.10 of this Agreement).

“GAAP” shall have the meaning set forth in Section 3.11(a)(ii).

“Go-Shop Period End Date” shall have the meaning set forth in Section 6.08(a).

“Go-Shop Termination” shall have the meaning set forth in Section 6.08(e).

“Go-Shop Termination Fee” shall have the meaning set forth in Section 8.02(b).

“Governmental Entity” shall have the meaning set forth in Section 3.08.

“Grant Date” shall have the meaning set forth in Section 3.02(c).

“Hazardous Substance” means any pollutant, contaminant, or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“Hedging Arrangement” means any agreement or arrangement designed to fix, alter, mitigate or swap, or that has the effect of fixing, altering, mitigating or swapping, the risks of any Person arising from its ownership of PRE Common Shares, including any hedge, call, put, swap, collar, floor, cap, option, swaption, derivative transaction, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any security at a future date for a specific price).

“HSR Act” shall have the meaning set forth in Section 3.08(e).

“Indemnified Parties” shall have the meaning set forth in Section 6.03(a).

“Information Security Breach” means any unauthorized acquisition of or access to, or unauthorized disclosure of, any Personal Data of employees or customers of a party or any of its Subsidiaries.

“Initial Distributable Amount” shall have the meaning set forth in Section 6.11.

Insurance Approvals” means those Transaction Approvals identified as “Insurance Approvals” on Section 3.08(f) of the PRE Disclosure Letter.

“Insurance Laws” means all Laws (including all applicable domestic, foreign (including Bermuda), national, provincial, federal, state and local statutes and regulations) regulating the business and products of insurance or concerning the regulation of insurance companies (including acquisition of control), all applicable requirements relating to the sale, issuance, marketing, advertising, and administration of insurance products and all applicable Orders of Insurance Regulators.

“Insurance Regulator” means all Governmental Entities regulating the business of insurance and reinsurance under applicable Insurance Law.

“Insurance Subsidiaries” shall have the meaning set forth in Section 3.16(a).

“Intellectual Property” means: (i) patents, patent applications and statutory invention registrations; (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof; (iii) copyrights (including copyrights in computer software and Internet websites) and registrations and applications for registration thereof; (iv) trade secrets under applicable Laws, including confidential and proprietary information and know-how; (v) moral rights, rights of publicity and rights of privacy; and

(vi) any other intellectual property rights, or similar proprietary or industrial rights, under the Laws of any jurisdiction.

“Interested Party Transaction” shall mean have the meaning set forth in Section 3.25.

“Investment Assets” shall have the meaning set forth in Section 3.15(a).

“Investment Guidelines” shall have the meaning set forth in Section 3.15(a).

“IRS” shall have the meaning set forth in Section 6.12(a).

“IT Systems” shall mean, with respect to a party and its Subsidiaries, all information technology systems, owned or otherwise used by such party or its Subsidiaries in their respective businesses, including servers, computer hardware, networks, software, databases, telecommunications systems, interfaces, and their related systems.

“Junior Shares” means the PRE Common Shares and any other class or series of shares of PRE now or hereafter issued and outstanding over which all of the PRE Preferred Shares have preference or priority in either (i) the payment of dividends or (ii) the distribution of assets on any liquidation, dissolution or winding up of PRE.

“Knowledge” shall mean (i) with respect to Parent, the actual knowledge, without due inquiry, of the officers of Parent Guarantor set forth in Section 9.14(a) of the Parent Disclosure Letter and (ii) with respect to PRE, the actual knowledge, without due inquiry, of the officers of PRE set forth in Section 9.14(a) of the PRE Disclosure Letter, as the case may be.

“Law” shall mean any law, statute, ordinance, arbitration award, or any rule, regulation, judgment, order, writ, injunction, decree, agency requirement or published interpretation of any Governmental Entity.

“Leased Real Property” shall have the meaning set forth in Section 3.22(b).

“Legal Actions” shall have the meaning set forth in Section 3.14.

“Liabilities” shall have the meaning set forth in Section 3.12(a).

“Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

“Listed Transaction” shall have the meaning set forth in Section 6.12(a).

“Matching Period” shall have the meaning set forth in Section 6.08(e).

“Material Adverse Effect” means, (1) for purposes of the representations and warranties in Article 3, the covenants of PRE hereunder and the conditions in Section

7.03, any event, circumstance, change or effect that is materially adverse (a) to the business, operations, assets or financial condition of PRE (or for purposes of Section 5.03, the Surviving Company) or its Subsidiaries, taken as a whole, or (b) on the ability of such party to perform its obligations hereunder without material delay or impairment; provided, that in this case of paragraph (a) in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any events, circumstances, changes or effects resulting from any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Effect:

(i) (A) a change in general political, legislative, economic or financial market conditions or securities, credit, financial or other capital markets or currency conditions; (B) the commencement, continuation or escalation of actions or war, armed hostilities, sabotage, acts of terrorism, or other man-made disaster; (C) changes, circumstances or events generally affecting the property and casualty insurance and reinsurance industry in the geographic areas and product markets in which such party or its Subsidiaries conduct business; (D) any change in any applicable Laws; (E) any change in GAAP or Applicable SAP following the date of this Agreement; or (F) liabilities under policies of insurance written or Assumed Reinsurance Contracts from any terrorist act, earthquake, hurricane, tsunami, tornado, windstorm, epidemic or other natural or man-made disaster; except in the case of the foregoing clauses (A) through (E) to the extent those events, circumstances, changes or effects have a disproportionate effect on such party and its Subsidiaries compared to other companies of similar size operating in the industries and geographic regions in which such party and its Subsidiaries operate; and

(ii) (A) the public announcement of the execution of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, cedents, reinsureds, retrocessionaires, reinsurance brokers or intermediaries, suppliers, vendors, lenders, venture partners or employees; (B) any decline, in and of itself, in the market price, or change in trading volume, of the PRE Common Shares; the failure, in and of itself, to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following the date of this Agreement; (D) any action taken at the written request of the other party; or (E) any change or announcement of a potential change in such Person’s or any of its Subsidiaries’ credit or claims paying rating or the rating of any of its or its Subsidiaries’ businesses or securities; provided, that the exceptions described in the foregoing clauses (B) and (C) shall not prevent or otherwise affect a determination that any underlying changes, state of facts, circumstances, events or effects have resulted in, or contributed to, a Material Adverse Effect; or

(2) for purposes of the representations and warranties in Article 4, the covenants of Parent made hereunder and the conditions in Section 7.02, any event, circumstance, change or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Material Contract” shall have the meaning set forth in Section 3.17(a).

“Memorandum of Association” shall have the meaning set forth in Section 3.01(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Application” shall have the meaning set forth in Section 1.01.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Merger Sub Director” shall have the meaning set forth in the Recitals.

“Net Income” shall have the meaning set forth in Section 6.11.

“Newly Issued Surviving Company Preferred Shares” shall have the meaning set forth in Exhibit A.

“No Approval Fee” shall have the meaning set forth in Section 8.02(e).

“Non-U.S. Benefit Plans” shall have the meaning set forth in Section 3.18(a).

“NYSE” shall have the meaning set forth in Section 3.08(c).

“Order” means any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Entity.

“Organizational Documents” means, with respect to any entity, the memorandum of association or the certificate or articles of incorporation and bye-laws or by-laws of such entity, or any similar organizational documents of such entity.

“Owned Intellectual Property” shall have the meaning set forth in Section 3.21(a)(iii).

“Owned Real Property” shall have the meaning set forth in Section 3.22(a).

“Parent” shall have the meaning set forth in the Introduction.

“Parent Assets” shall have the meaning set forth in Section 4.03(b).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Counsel” shall have the meaning set forth in Section 5.04.

“Parent Disclosure Letter” shall have the meaning set forth in Article 4.

“Parent Guarantor” shall have the meaning set forth in the Introduction.

“Partial AXIS Reimbursement” shall have the meaning set forth in Section 8.02(h).

“parties” shall have the meaning set forth in the Introduction.

“Paul, Weiss” shall have the meaning set forth in Section 1.02.

“Paying Agent” shall have the meaning set forth in Section 2.02(a).

“Payment Fund” shall have the meaning set forth in Section 2.02(b).

“Permits” shall have the meaning set forth in Section 3.23(a).

“Permitted Encumbrance” means, with respect to a party: (i) statutory liens securing payments not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the most recent financial statements included in the SEC Reports of such party; (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties; (iii) restrictions on transfer imposed by applicable Laws; (iv) assets pledged or transferred to secure reinsurance or retrocession obligations;

(v) ordinary course securities lending and short-sale transactions entered into in accordance with the Investment Guidelines; (vi) investment securities held in the name of a nominee, custodian or other record owner; (vii) statutory deposits required under any applicable Insurance Laws or as may be required under other applicable Laws or Material Contracts, Reinsurance Contracts or Benefit Plans; (viii) non-exclusive licenses of Intellectual Property granted in the ordinary course of business consistent with past practice; (ix) zoning, building codes and other land use laws regulating the use or occupancy of any Owned Real Property or Leased Real Property or the activities conducted thereon and which are not violated by the current use or occupancy of such Owned Real Property or Leased Real Property; (x) encumbrances and restrictions on any Owned Real Property or Leased Real Property (including easement, covenants, conditions, rights of way and similar restrictions) that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to materially impair, the present or intended use, occupancy and/or operation of such Owned Real Property or Leased Real Property; or (xi) any failure to hold good title which would not reasonably be expected, individually or in the aggregate, to materially detract from the value of any of the property, rights or assets of the business of such party or any of the Subsidiaries of such party or materially interfere with the use thereof as currently used by such party or, as the case may be, any of the Subsidiaries of such party.

“Person” shall mean an individual, a company, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.

“Policies” shall mean all policies, policy forms, binders, slips, treaties, certificates, insurance or reinsurance contracts or participation agreements and other agreements of insurance or reinsurance, whether individual or group (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) and all amendments, applications and certificates pertaining thereto issued by a party or any of its Insurance Subsidiaries.

“PRE” shall have the meaning set forth in the Introduction.

“PRE Assets” shall have the meaning set forth in Section 3.06(b).

“PRE Board” shall have the meaning set forth in the Recitals.

“PRE Board Recommendation” shall have the meaning set forth in Section 3.04(a).

“PRE Bye-law Amendment” shall mean amending the PRE Bye-laws by inserting in Bye-law 45 “AND MERGERS” in the title and after “amalgamation” the words “or merger”.

“PRE Certificate” shall have the meaning set forth in Section 2.02(a).

“PRE Common Share” shall have the meaning set forth in Section 2.01(a).

“PRE Consideration” shall have the meaning set forth in Section 2.01(b).

“PRE Contracts” shall have the meaning set forth in Section 3.06(c).

“PRE’s Counsel” shall have the meaning set forth in Section 5.04.

“PRE Credit Facilities” shall mean those letter of credit facilities set forth on Section 9.14 of the PRE Disclosure Letter.

“PRE Disclosure Letter” shall have the meaning set forth in Article 3.

“PRE Dissenting Holder” shall mean a holder of PRE Common Shares or PRE Preferred Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Companies Act concerning the right of holders of PRE Common Shares or PRE Preferred Shares (as applicable) to require appraisal of their PRE Common Shares pursuant to Bermuda Law.

“PRE Dissenting Shares” shall mean PRE Common Shares held by a PRE Dissenting Holder.

“PRE Option” shall have the meaning set forth in Section 2.03(a).

“PRE Option Payments” shall have the meaning set forth in Section 2.03(a).

“PRE Other Share-Based Award” shall have the meaning set forth in Section 2.03(c).

“PRE Preferred Percentage Interest” shall mean, with respect to any Person, an amount (expressed as a percentage) equal to: (i) the number of PRE Preferred Shares held of record by such Person as of the Effective Time divided by (ii) the total number of PRE Preferred Shares issued and outstanding as of the Effective Time.

“PRE Preferred Shares” shall mean each of PRE’s 6.50% Series D Cumulative Preferred Shares, $1.00 par value (“Series D Preferred”), 7.25% Series E Cumulative Preferred Shares, $1.00 par value (“Series E Preferred”) and 5.875% Series F Non-Cumulative Preferred Shares, $1.00 par value (“Series F Preferred”).

“PRE SAR” shall have the meaning set forth in Section 2.03(b).

“PRE SAR Payments” shall have the meaning set forth in Section 2.03(b).

“PRE SEC Reports” shall mean SEC Reports of PRE.

“PRE Share Plans” shall mean the PartnerRe Ltd. Amended and Restated Employee Equity Plan, the PartnerRe Ltd. Amended and Restated Non-Employee Directors Share Plan and the PartnerRe Ltd. Amended Employee Incentive Plan, in each case, as amended from time to time.

“PRE Share Register” shall have the meaning set forth in Section 2.02(a).

“PRE Shareholders” shall have the meaning set forth in Section 2.01(b).

“PRE Shareholders Meeting” shall have the meaning set forth in Section 5.01(d).

“Preferred Payment Fund” shall have the meaning set forth in Section 6.12(c)(i).

“Proxy Statement” shall have the meaning in Section 3.28.

“Purchase Plans” shall have the meaning in Section 6.05(b).

“Real Property Lease” shall have the meaning set forth in Section 3.22(b).

“Registrar” shall have the meaning set forth in Section 1.01.

“Regulatory Material Adverse Effect” shall have the meaning set forth in Section 5.03(d).

“Reinsurance Contracts” means the Assumed Reinsurance Contracts and the Ceded Reinsurance Contracts.

“Relevant Record Holders” shall have the meaning set forth in Section 6.01(b).

“Representatives” shall have the meaning set forth in Section 6.08(b).

“Required Permits” shall have the meaning set forth in Section 3.23(a).

“Requisite Merger Sub Vote” means the approval and adoption of this Agreement, the Statutory Merger Agreement and the Merger by Parent, in its capacity as the sole shareholder of Merger Sub, which approval is provided in the form of a written resolution of Parent.

“Requisite PRE Vote” means the affirmative vote of a majority of the votes cast at a duly convened meeting of the shareholders of PRE, at which a quorum is present in accordance with PRE’s Bye-Laws, to approve and adopt this Agreement, the Statutory Merger Agreement, and the Merger; provided that if the PRE Bye-law Amendment is not approved, then “Requisite PRE Vote” shall mean the affirmative vote of three fourths of the votes cast at a duly convened meeting of the shareholders of PRE at which a quorum is present to approve and adopt this Agreement, the Statutory Merger Agreement and the Merger in accordance with section 106(4A) of the Companies Act.

“Ruling” shall have the meaning set forth in Section 6.12(a).

“SEC” shall have the meaning set forth in Section 3.08(b).

“SEC Reports” shall have the meaning set forth in Section 3.10(a).

“Securities” shall have the meaning set forth in Section 3.02(b).

“Securities Act” shall have the meaning set forth in Section 3.10(a).

“Series D-1 Preferred” shall have the meaning set forth in Exhibit A.

“Series E-1 Preferred” shall have the meaning set forth in Exhibit A.

“Series F-1 Preferred” shall have the meaning set forth in Exhibit A.

“Shareholders Meeting” shall have the meaning set forth in Section 3.28.

“Solicitation Period” shall have the meaning set forth in Section 6.08(a).

“Specified Approvals” shall have the meaning set forth in Section 4.05(b).

“SSPP” shall mean PRE’s Swiss Share Purchase Plan.

“Statutory Merger Agreement” shall have the meaning set forth in the Recitals.

“Statutory Statements” shall have the meaning set forth in Section 3.16(c).

“Subsidiary” shall mean, as to any Person, any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of: (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person; or (iii) the beneficial interest in such trust or estate, is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Superior Acquisition Agreement” shall have the meaning set forth in Section 6.08(e).

“Superior Acquisition Meeting” shall have the meaning set forth in Section 6.13(b).

“Superior Proposal” means a bona fide written Acquisition Proposal (except that references in the definition of the “Acquisition Proposal” to 15% shall be replaced by 50%) made after the date of this Agreement by any Person (other than Parent or its Subsidiaries on terms that the PRE Board determines in good faith, after consultation with its outside legal counsel and financial advisors, and considering such factors as the PRE Board considers to be appropriate (including all the terms and conditions of the Acquisition Proposal, including any break-up fees, conditions to consummation, the timing and likelihood of consummation of such proposal), are more favorable to PRE and the PRE Shareholders than the transactions contemplated by this Agreement, taking into account any change to the transaction proposed by Parent.

“Superior Proposal Notice” shall have the meaning set forth in Section 6.08(e).

“Surviving Company” shall have the meaning set forth in the Recitals.

“Surviving Company Preferred Shares” shall have the meaning set forth in Section 2.01(g).

“Takeover Statutes” shall have the meaning set forth in Section 3.24.

“Tax Return” means any report, return, document, declaration or other information or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including, without limitation, information returns, declarations of estimated Taxes, amended returns or claims for refunds (and any attachments thereto).

“Taxes” shall mean any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.

“Termination Fee” shall have the meaning set forth in Section 8.02(c).

“Third Party Securities” shall have the meaning set forth in Section 6.13(c).

“Transaction Approvals” shall mean have the meaning set forth in Section 3.08(f).

“Transactions” means the transactions contemplated by this Agreement and the Statutory Merger Agreement, including the Merger.

“Treasury Regulations” shall have the meaning set forth in the Recitals.

“U.S. Benefit Plans” shall have the meaning set forth in Section 3.18(b).

“Uncertificated PRE Common Shares” shall have the meaning set forth in Section 2.02(a).

“VWAP” shall mean, with respect to the Third Party Securities, the volume-weighted average price per share on the principal securities exchange on which such Third Party Securities trade, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by Parent) in respect of the twenty consecutive trading day period, beginning at the open of trading on the first trading day of such period and continuing until the close of trading on such twentieth trading day.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXOR N.V.

By:	/s/ Marco Benaglia
Name: Marco Benaglia
Title: Director

PILLAR LTD.

By:	/s/ Marco Benaglia
Name: Marco Benaglia
Title: Director

PARTNERRE LTD.

By:	/s/ David Zwiener
Name: David Zwiener
Title: President and Chief Executive Officer

EXOR S.p.A,*

By:	/s/ John Elkann
Name: John Elkann
Title: Chairman and CEO

* solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13

[Signature Page to Agreement and Plan of Merger]

Exhibit A

PRE Preferred Shares
Exchange Offer Term Sheet

The following is a summary of the principal terms of the proposed Exchange Offer. Capitalized terms used and not defined herein have the meanings ascribed to such terms in the Merger Agreement.

Exchange Offer:

1.         Each share of PRE’s 6.50% Series D Cumulative Preferred Shares, $1.00 par value that were continued as Surviving Company Preferred Shares with the same terms at Closing shall be exchangeable for one share of Surviving Company 7.50% Series D-1 Cumulative Preferred Shares, $1.00 par value (“Series D-1 Preferred”);

2.         Each share of PRE’s 7.25% Series E Cumulative Preferred Shares, $1.00 par value that were continued as Surviving Company Preferred Shares with the same terms at Closing shall be exchangeable for one share of Surviving Company 8.25% Series E-1 Cumulative Preferred Shares, $1.00 par value (“Series E-1 Preferred”); and

3.         Each share of PRE’s 5.875% Series F Non-Cumulative Preferred Shares, $1.00 par value that were continued as Surviving Company Preferred Shares with the same terms at Closing shall be exchangeable for one share of Surviving Company 6.875% Series F-1 Non-Cumulative Preferred Shares, $1.00 par value (“Series F-1 Preferred”, and together with the Series D-1 Preferred and Series E-1 Preferred, the “Newly Issued Surviving Company Preferred Shares”).

Summary of Material Terms of Newly Issued Surviving Company Preferred Shares:

The terms of the Newly Issued Surviving Company Preferred Shares will be provided in certificates of designation satisfactory to the Surviving Company, which will be substantially identical to the existing certificates of designation for each applicable series, but for the following changes:

1.         Dividend Rate: 100 basis points greater than current per annum dividend rate of the applicable series of preferred. As a result, each series of Newly Issued Surviving Company Preferred Shares shall have the following dividend rates:

a.         7.50% of the liquidation preference per annum with respect to the Series D-1 Preferred

A-1

b.         8.25% of the liquidation preference per annum with respect to the Series E-1 Preferred

c.         6.875% of the liquidation preference per annum with respect to the Series F-1 Preferred

2.         Redemption: Not redeemable by the Surviving Company prior to the later of (a) the fifth anniversary of the date of issuance and (b) January 1, 2021, except (i) with respect to the Series E-1 Preferred or Series F-1 Preferred (as applicable), if a “Change in Tax Law” (as defined in the certificates of designation for the Series E Preferred and Series F Preferred, as applicable) occurs, subject to the terms set forth in such certificates of designation; or (ii) with respect to the Series F-1 Preferred, if a “Capital Disqualification Event” occurs (as defined in the certificate of designation for the Series F Preferred), subject to the terms set forth in such certificate of designation.

3.         Surviving Company Distribution Restrictions: From and after the Closing until December 31, 2020, the Surviving Company shall not make any Distributions in respect of any Junior Shares, except for Distributions during any fiscal quarter that do not, in the aggregate, exceed the Distributable Amount; provided, that with respect to the first fiscal quarter immediately following the Closing Date, the “Distributable Amount” shall be the Initial Distributable Amount; provided, further, that if the Surviving Company does not make aggregate Distributions of all of the Distributable Amount during any fiscal quarter, such remaining amount shall carryover and be available for Distributions in subsequent fiscal quarters, regardless of the Surviving Company’s Net Income during such subsequent fiscal quarters.

Listing and Registration:	Newly Issued Surviving Company Preferred Shares to be registered with the SEC, listed for public trading, and otherwise issued in accordance with all applicable laws.
Conditions to the Exchange Offer:	The making, and acceptance, of the Exchange Offer shall be subject to compliance by the Issuer and exchanging holders with applicable laws.

A-2

Exhibit B

FORM OF TAX OPINION

212 373 3000
212 757 3990
www.paulweiss.com

_____________, 2015

PartnerRe Ltd.
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Ladies and Gentlemen:

We have acted as tax counsel to PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), in connection with the proposed exchange offer (the “Exchange Offer”) wherein PartnerRe (as the Surviving Company in the Merger described in the Agreement and Plan of Merger by and among Parent, Merger Sub, PartnerRe and solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13 thereof, Parent Guarantor, dated as of August [●], 2015 (the “Merger Agreement”)) has offered to exchange each of its Series D Preferred, Series E Preferred and Series F Preferred shares (collectively, the “Surviving Company Preferred Shares”) for a new series of preferred shares (the “Exchange Securities”). This Exchange Offer is being offered pursuant to the materials delivered to the existing holders of the Surviving Company Preferred Shares in connection with the Exchange Offer (the “Exchange Offer Materials”) and offers the terms described in the Merger Agreement. This opinion is being furnished to you pursuant to Section 4.10 of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

In rendering the opinion expressed herein, we have reviewed copies of the Merger Agreement and the Exchange Offer Materials. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made “to the knowledge of,” or similarly qualified, is correct and accurate without

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such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Furthermore, we have assumed, with your consent, the accuracy of the representations contained in the Tax Certificate from Parent and the Surviving Company dated the date hereof. These representations relate to the transactions contemplated by the Merger Agreement, including the Exchange Offer, and the characterization of the Exchange Securities as not fast-pay stock under the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder.

Fast-pay stock is defined in Treasury Regulation Section 1.7701(l)-3(b)(2) as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” Treas. Reg. § 1.7701(l)-3(b)(2)(i) (emphasis added). Unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if either it is structured to have a dividend rate that is reasonably expected to decline, or it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock. A fast-pay arrangement is defined in Treasury Regulation Section 1.7701(l)-3(b)(1) as any arrangement in which a corporation has fast-pay stock outstanding for any part of its taxable year. The determination of whether stock is fast-pay stock is based on all the relevant facts and circumstances, and the regulations provide that regulations on fast-pay stock and fast-pay arrangements are “intended to prevent the avoidance of tax by persons participating in fast pay arrangements... and should be interpreted in a manner consistent with this purpose.” Treas. Reg. § 1.7701(l)-3(a). In particular, the fast-pay regulations appear to seek to prevent shifting dividend income to tax indifferent parties.

The obligation to undertake the Exchange Offer was included in the Merger Agreement principally as an inducement for the holders of PRE Preferred Shares to encourage the PRE Board to enter into the Merger Agreement. The Exchange Securities being offered in exchange for the Surviving Company Preferred Shares have increased dividend rates, a dividend blocker as contemplated by the Merger Agreement, and five years of call protection, but otherwise have the same terms as the Surviving Company Preferred Shares. We understand that at the Closing of the Exchange Offer, each series of the Surviving Company Preferred Shares may trade above its redemption value. The Exchange Securities will be widely held and publicly traded. All shares of the Surviving Company other than the Surviving Company Preferred Shares are owned by a single non-U.S. shareholder.

There is no direct guidance on the treatment of an exchange of preferred stock for preferred stock when the old preferred shares trade above the redemption price. The Exchange Offer was undertaken for business purposes in connection with a larger business transaction. It was not undertaken for tax avoidance purposes described in the fast-pay regulations or other authorities on such regulations.

Based upon and subject to the foregoing, and in consideration of all the facts and circumstances, we are of the opinion that the Exchange Securities should not be fast-pay

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stock, and that the transactions effected by the Exchange Offer should not result in a fast-pay arrangement.

This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement and the Exchange Offer Materials may affect the conclusions stated herein.

We express no opinion as to any federal income tax issue or other matter except that set forth above. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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Exhibit C

FORM OF ALTERNATE TAX OPINION

212 373 3000
212 757 3990
www.paulweiss.com

___________, 2015

PartnerRe Ltd.
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Ladies and Gentlemen:

We have acted as tax counsel to PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), in connection with the proposed exchange offer (the “Exchange Offer”) wherein PartnerRe (as the Surviving Company in the Merger described in the Agreement and Plan of Merger by and among Parent, Merger Sub, PartnerRe and solely with respect to Sections 4.01 to 4.05, 6.13 and Section 9.13 thereof, Parent Guarantor, dated as of August [●], 2015 (the “Merger Agreement”)) has offered to exchange each of its Series D Preferred, Series E Preferred, and Series F Preferred shares (collectively, the “Surviving Company Preferred Shares”) for a new series of preferred shares (the “Alternate Exchange Securities”). This Alternate Exchange Offer is being offered pursuant to the materials delivered to the existing holders of the Surviving Company Preferred Shares in connection with the Alternate Exchange Offer (the “Alternate Exchange Offer Materials”) and offers the terms described in the Merger Agreement. This opinion is being furnished to you pursuant to Section 6.12 of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

In rendering the opinion expressed herein, we have reviewed copies of the Merger Agreement and the Alternate Exchange Offer Materials. We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made “to the knowledge of,” or similarly qualified is correct and accurate without such

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qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Furthermore, we have assumed, with your consent, the accuracy of the representations contained in the Tax Certificate from Parent and the Surviving Company dated the date hereof. These representations relate to the transactions contemplated by the Merger Agreement, including the Alternate Exchange Offer, and the characterization of the Alternate Exchange Securities as not fast-pay stock under the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations promulgated thereunder.

Fast-pay stock is defined in Treasury Regulation Section 1.7701(l)-3(b)(2) as stock structured such that dividends paid on the stock are economically “a return of the holder’s investment (as opposed to only a return on the holder’s investment).” Treas. Reg. § 1.7701(l)-3(b)(2)(i) (emphasis added). Unless clearly demonstrated otherwise, stock is presumed to be fast-pay stock if either it is structured to have a dividend rate that is reasonably expected to decline, or it is issued for an amount that exceeds, by more than a de minimis amount, the amount at which the holder can be compelled to dispose of the stock. A fast-pay arrangement is defined in Treasury Regulation Section 1.7701(l)-3(b)(1) as any arrangement in which a corporation has fast-pay stock outstanding for any part of its taxable year.

The obligation to undertake the Alternate Exchange Offer was included in the Merger Agreement principally as an inducement for the holders of PRE Preferred Shares to encourage the PRE Board to enter into the Merger Agreement. The Alternate Exchange Securities being offered in exchange for the Surviving Company Preferred Shares will have a dividend blocker as contemplated by the Merger Agreement and five years of call protection, but otherwise have the same terms as the Surviving Company Preferred Shares. We note that as further incentive to encourage the PRE Board to enter into the Merger Agreement, all holders of record of PRE Preferred Shares as of the Effective Time also received an inducement payment from Parent Guarantor equal to their pro rata share, determined in accordance with their PRE Preferred Percentage Interest, of approximately $42.7 million, which is the entire amount of 100 basis points of additional dividend payments for five years on all PRE Preferred Shares.

Based upon and subject to the foregoing, and in consideration of all the facts and circumstances, we are of the opinion that the Alternate Exchange Securities will not be fast-pay stock, and that the transactions effected by the Alternate Exchange Offer will not result in a fast-pay arrangement.

This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement and the Alternate Exchange Offer Materials may affect the conclusions stated herein.

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We express no opinion as to any federal income tax issue or other matter except that set forth above. By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof.

Very truly yours,

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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